Exhibit 10.1

EXECUTION VERSION

INVESTMENT AGREEMENT

by and among

NUTANIX, INC.
and

BCPE NUCLEON (DE) SPV, LP

Dated as of August 26, 2020

i

Exhibit A: Form of Indenture

Exhibit B: Form of Joinder

Exhibit C: Form of Issuer Agreement

Exhibit D: Schedule of Exceptions

ii

INVESTMENT AGREEMENT
This INVESTMENT AGREEMENT (this “Agreement”), dated as of August 26, 2020, is by and among Nutanix, Inc., a Delaware corporation (together with any successor or assign pursuant to Section 6.07, the “Company”), and BCPE Nucleon (DE) SPV, LP, a Delaware limited partnership (together with its successors and any respective Affiliates thereof that become a Purchaser party hereto in accordance with Section 4.02 and Section 6.07, each, a “Purchaser”). Capitalized terms not otherwise defined where used shall have the meanings ascribed thereto in Article I.
WHEREAS, the Purchaser desires to purchase from the Company, and the Company desires to issue and sell to the Purchaser, $750,000,000 (seven hundred and fifty million) aggregate principal amount of the Company’s 2.5% Convertible Notes due 2026 (referred to herein as the “Note” or the “Notes”) in the form attached to the Indenture (as defined below) and to be issued in accordance with the terms and conditions of the Indenture and this Agreement;
WHEREAS, prior to the execution hereof, the Board of Directors (as defined below) approved and authorized the execution and delivery of this Agreement (including Section 4.07(e) hereof) and the other Transaction Agreements (as defined below) and the consummation of the transactions contemplated hereby and thereby; and
WHEREAS, the Company and the Purchaser desire to set forth certain agreements herein.
NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE I

DEFINITIONS
Section 1.01. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person. Notwithstanding the foregoing, (i) the Company and the Company’s Subsidiaries shall not be considered Affiliates of the Purchaser or any of the Purchaser’s Affiliates and (ii) for purposes of the definitions of “Beneficially Own”, “Registrable Securities”, “Bain Group”, “Standstill Period” and “Third Party” and Section 3.02(d), Section 3.02(f), Section 4.02, Section 4.03, Section 4.06 and Section 4.07, neither any Bain Excluded Entity, nor Bain Capital Investors, LLC, nor any of their respective Affiliates shall be deemed an Affiliate of the Purchaser and its other Affiliates so long as such Bain Excluded Entity (x) has not been directed, encouraged, instructed, assisted, advised or supported by, or coordinated with, the Purchaser or any of its Affiliates or any Bain Affiliated Director in carrying out any act prohibited by this Agreement or the subject matter of Section 4.03, (y) is not a member of a group (as such term is defined in Section 13(d)(3) of the Exchange Act) with either the Purchaser or any of its Affiliates with respect to any securities of the Company, and (z) has not received from the Purchaser or any Affiliate of the Purchaser or any Bain Affiliated Director, directly or indirectly, any Confidential Information concerning the Company or its business. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” shall have the meaning set forth in the preamble hereto.
“Anti-Corruption Laws” shall mean (i) the U.S. Foreign Corrupt Practices Act (as amended), (ii) the UK Bribery Act (as amended), and (iii) any other applicable law, rule, regulation, or order relating to bribery or corruption (governmental or commercial).
“Associate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided that (i) the Company and the Company’s Subsidiaries will not be considered Associates of the Purchaser or any of its Affiliates and (ii) no portfolio company of the Purchaser or its other Affiliates will be deemed Associates of the Purchaser or any of its other Affiliates.
“Available” means, with respect to a Registration Statement, that such Registration Statement is effective and there is no stop order with respect thereto and such Registration Statement does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such that such Registration Statement will be available for the resale of Registrable Securities.
“Bain Affiliate” means any Affiliate of Bain Capital Investors, LLC or Bain Capital Private Equity, LP that serves as general partner of, or manages or advises, any investment fund affiliated with Bain Capital Investors, LLC that has a direct or indirect investment in the Company.
“Bain Affiliated Director” means each Bain Designee and any other person that is a managing director, officer, advisor or employee of Bain Capital Private Equity, LP or a successor thereto or another Bain Affiliate that is serving on the Board of Directors.
“Bain Designee” means an individual then serving on the Board of Directors pursuant to the exercise of the Purchaser’s nomination rights pursuant to Section 4.07(a) and/or the Purchaser’s rights pursuant to Section 4.07(e), together with any designee of the Purchaser who is then standing for election to the Board of Directors pursuant to Section 4.07(a) and (b) or who is being proposed for election by the Purchaser pursuant to Section 4.07(e).
“Bain Excluded Entity” means (a) any leveraged finance investment fund or any other investment fund associated or affiliated with Bain Capital Investors, LLC, the primary purpose of which is to invest in loans or debt securities, or (b) any hedge fund associated or affiliated with Bain Capital Investors, LLC.
“Bain Group” means the Purchaser, together with its Affiliates, including Bain Affiliates.

“Bain Indemnitors” shall have the meaning set forth in Section 4.12.
“Beneficially Own”, “Beneficially Owned” or “Beneficial Ownership” and “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes of this Agreement the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a person shall be deemed to be the Beneficial Owner of a security if that person has the right to acquire beneficial ownership of such security at any time. Solely for purposes of determining the number of shares of Company Common Stock issuable upon conversion of the Notes Beneficially Owned by the Purchaser and its Affiliates, the Notes shall be treated as if upon conversion the only settlement option under the Notes and Indenture were solely Physical Settlement (as defined in the Indenture) of Company Common Stock. For the avoidance of doubt, for purposes of this Agreement, the Purchaser (or any other person) shall at all times be deemed to have Beneficial Ownership of shares of Company Common Stock issuable upon conversion of the Notes directly or indirectly held by them, irrespective of any non-conversion period specified in the Notes or this Agreement or any restrictions on transfer or voting contained in this Agreement.
“Blackout Period” means (i) the Company’s regular quarterly restricted trading period during which directors and executive officers of the Company are not permitted to trade under the insider trading policy of the Company then in effect and which is not longer than the regular quarterly restricted period that has been in effect historically consistent with past practice in all material respects and/or (ii) in the event that the Company determines in good faith that any registration or sale pursuant to any registration statement could reasonably be expected to materially adversely affect or materially interfere with any bona fide financing of the Company or any bona fide material transaction under consideration by the Company or would require disclosure of information that has not been, and is not otherwise then required to be, disclosed to the public, the premature disclosure of which would adversely affect the Company in any material respect, or the registration statement is otherwise not Available for use (in each case as determined by the Company in good faith after consultation with outside counsel), a period of up to sixty (60) days; provided that a Blackout Period described in this clause (ii) may not be called by the Company more than twice in any period of twelve (12) consecutive months and may not be called by the Company in consecutive fiscal quarters.
“Board of Directors” shall mean the board of directors of the Company.
“Bookings Policy” shall mean the bookings policy of the Company.
“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to remain closed.
“Cash Settlement” has the meaning set forth in the Indenture.
“Change in Control” shall mean the occurrence of any of the following events: (i) there occurs a sale, transfer, conveyance or other disposition of all or substantially all of the consolidated assets of the Company, (ii) any Person or “group” (as such term is used in Section 13 of the Exchange Act) (in each case excluding any member of the Bain Group or any of their respective Affiliates or any of their respective controlled portfolio companies), directly or indirectly, obtains Beneficial Ownership of 50% or more of the outstanding Company Common Stock, (iii) the Company consummates any merger, consolidation or similar transaction, unless the stockholders of the Company immediately prior to the consummation of such transaction continue to hold (in substantially the same proportion as their ownership of the Company Common Stock immediately prior to the transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction) more than 50% of all of voting power of the outstanding shares of Voting Stock of the surviving or resulting entity in such transaction immediately following the consummation of such transaction or (iv) a majority of the Board of Directors is no longer composed of (x) directors who were directors of the Company on the Closing Date and (y) directors who were nominated for election or elected or appointed to the Board of Directors with the approval of a majority of the directors described in subclause (x) together with any incumbent directors previously elected or appointed to the Board of Directors in accordance with this subclause (y).

“Class A Common Stock” shall mean the Class A common stock, par value $0.000025 per share, of the Company.
“Class B Common Stock” shall mean the Class B common stock, par value $0.000025 per share, of the Company.
“Closing” shall have the meaning set forth in Section 2.02(a).
“Closing Date” shall have the meaning set forth in Section 2.02(a).
“Company” shall have the meaning set forth in the preamble hereto.
“Company Common Stock” shall mean the Class A Common Stock and Class B Common Stock.
“Company Data” shall have the meaning set forth in Section 3.01(r).
“Company Reports” shall have the meaning set forth in Section 3.01(g)(i).
“Confidential Information” has the meaning ascribed to “Confidential Information” in the Confidentiality Agreement.
“Confidentiality Agreement” shall mean the mutual nondisclosure agreement entered into by the Company, on the one hand, and Bain Capital Private Equity, LP, on the other hand, dated as of July 10, 2020.
“Conversion Date” has the meaning set forth in the Indenture.
“Conversion Price” has the meaning set forth in the Indenture.
“Conversion Rate” has the meaning set forth in the Indenture.
“Covered Persons” shall have the meaning set forth in Section 4.07(f).

“DGCL” shall mean the Delaware General Corporation Law.
“Director Policy Change” shall have the meaning set forth in Section 4.07(d).
“Enforceability Exceptions” shall have the meaning set forth in Section 3.01(c).
“Enforcement Costs” shall have the meaning set forth in Section 6.10(b).
“Equity Commitment Letter” shall mean that certain Equity Commitment Letter between the Purchaser and Bain Capital Fund XII, L.P., a Cayman Islands limited partnership, dated as of the date hereof, a copy of which has been delivered to the Company concurrently with the execution of this Agreement.
“Equity Financing” shall have the meaning set forth in Section 3.02(g)(i).
“Equity Plan” shall have the meaning set forth in Section 3.01(b).
“Equity Provider” shall have the meaning set forth in Section 3.02(g)(i).
“ESPP” shall have the meaning set forth in Section 3.01(b).
“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.
“Free Writing Prospectus” shall have meaning set forth in Section 5.03(a)(v).
“GAAP” shall mean U.S. generally accepted accounting principles.
“Global Note” has the meaning set forth in the Indenture.
“Goldman Sachs” shall mean Goldman Sachs & Co. LLC.
“Global Trade Laws” shall mean (i) the U.S. Export Administration Regulations administered by the U.S. Commerce Department’s Bureau of Industry and Security, (ii) the U.S. International Traffic in Arms Regulations administered by the U.S. State Department’s Directorate of Defense Trade Controls, (iii) the import laws administered by U.S. Customs and Border Protection, (iv) the economic sanctions rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, (v) European Union regulations on export controls and sanctions, (vi) United Nations sanctions policies, (vii) all relevant regulations made under any of the foregoing, and (viii) other applicable economic sanctions, export control, or import laws.
“Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization, or any arbitrator or arbitral body.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnification obligations entered into in connection with any acquisition or disposition of assets or of other entities (other than to the extent that the primary obligations that are the subject of such Guarantee would be considered Indebtedness hereunder).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than intercompany or current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred capital stock of such Person, (h) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation.
“Indemnified Persons” shall have the meaning set forth in Section 5.05(a).
“Indenture” shall mean an indenture in the form attached hereto as Exhibit A, as amended, supplemented or otherwise modified from time to time with the consent of the Purchaser and the Company prior to the Closing, it being agreed that the Company and the Purchaser shall consent to any changes required by the Trustee or by The Depository Trust Company that do not adversely affect the Company or the Purchaser, or the Purchaser’s financing sources, including with respect to timing and mechanics of transfers and exchanges of Subject Securities and interests therein, in any material respect.
“Initial Conversion Rate” shall have the meaning set forth in Section 4.13.
“Initiating Holder” shall have the meaning set forth in Section 5.02(a).

“Intellectual Property” shall have the meaning set forth in Section 3.01(p).
“Interest Payment Date” has the meaning set forth in the Indenture.
“Interest Record Date” has the meaning set forth in the Indenture.
“Issuer Agreement” shall have the meaning set forth in Section 4.09.
“Joinder” shall mean, with respect to any Person permitted to sign such document in accordance with the terms hereof, a joinder executed and delivered by such Person, providing such Person to have all the rights and obligations of the Purchaser under this Agreement, in the form and substance substantially as attached hereto as Exhibit B or such other form as may be agreed to by the Company and the Purchaser.
“Losses” shall have the meaning set forth in Section 5.05(a).
“Management Agreement” shall have the meaning set forth in Section 2.02(c)(viii).
“Marketed Underwritten Offering” shall mean an Underwritten Offering involving reasonable and customary marketing efforts not to exceed twenty-four (24) hours by the Company and the underwriters.
“Material Adverse Effect” shall mean any events, changes or developments that, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change or development resulting from or arising out of the following: (a) events, changes or developments generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, (b) events, changes or developments in the industries in which the Company or any of its Subsidiaries conducts its business, (c) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other law of or by any national, regional, state or local Governmental Entity, or market administrator, (d) any changes in GAAP or accounting standards or interpretations thereof, (e) epidemics, pandemics, earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (f) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the contents of the press releases to be issued by the Company publicly announcing the execution of this Agreement and the Company’s financial results for fiscal year 2020 and any other events to be announced contemporaneously therewith) (provided that this clause (f) shall not exclude any impact resulting from a breach of Section 3.01(f)), (g) any taking of any action at the request of the Purchaser, (h) any failure by the Company to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (h) shall not prevent or otherwise affect a determination that any event, change, effect or development underlying such failure has resulted in a Material Adverse Effect so long as it is not otherwise excluded by this definition) or (i) any changes in the share price or trading volume of the Company Common Stock or in the Company’s credit rating (provided that the exception in this clause (i) shall not prevent or otherwise affect a determination that any event, change, effect or development underlying such change has resulted in a Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to subclauses (a) through (e), to the extent that such event, change or development materially and disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

“Material Indebtedness” shall mean (i) the Indebtedness of the Company under any notes issued pursuant to the Indenture, dated as of January 22, 2018, between the Company and U.S. Bank National Association, as trustee, relating to the Company’s 0% convertible senior notes due 2023 (the “Other Notes”) and (ii) any other Indebtedness (other than the Notes) of, collectively, any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $50,000,000.
“Maturity Date” has the meaning set forth in the Indenture.
“NASDAQ” shall mean the NASDAQ Global Select Market.
“Note” or “Notes” shall have the meaning set forth in the preamble hereto.
“Permitted Loan” shall have the meaning set forth in Section 4.02(a).
“Permitted Transfers” shall have the meaning set forth in Section 4.02(a).
“Person” or “person” shall mean an individual, corporation, limited liability or unlimited liability company, association, partnership, trust, estate, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof, or other entity of any kind or nature.
“Personal Data” means any information that, alone or in combination with other information held by the Company or its Subsidiaries, allows the identification of or contact with a Person or can be used to identify a Person and any other information that constitutes personal information under any applicable law.
“PIK Note” has the meaning set forth in the Indenture.
“Prohibited Transfers” shall have the meaning set forth in Section 4.02(a).
“Purchase Price” shall have the meaning set forth in Section 2.01.
“Purchaser” shall have the meaning set forth in the preamble hereto.
“Purchaser Affiliates” shall have the meaning set forth in Section 4.03(a).
“Registrable Securities” shall mean the Subject Securities; provided that any Subject Securities will cease to be Registrable Securities when (a) such Subject Securities have been sold or otherwise disposed of pursuant to an effective Registration Statement or in compliance with Rule 144, (b) such Subject Securities are held or Beneficially Owned by any Person (other than the Purchaser or any of its Affiliates) that together with its Affiliates Beneficially Own less than 1.0% of the outstanding shares of Company Common Stock as of such time (assuming any Subject Securities Beneficially Owned by such Person and its Affiliates are converted on a fully physical settlement basis), (c) such Subject Securities are held or Beneficially Owned by any of the Purchaser or any of its Affiliates and the Purchaser and its Affiliates collectively Beneficially Own less than 1.0% of the outstanding shares of Company Common Stock as of such time, when such Subject Securities may be offered and sold without volume limitations or other restrictions on transfer under Rule 144 (including without application of paragraphs (d), (e), (f) and (h) of Rule 144) (assuming any Subject Securities Beneficially Owned by such Person and its Affiliates are converted on a fully physical settlement basis), or (d) such Subject Securities cease to be outstanding; provided, further, that any security that has ceased to be Registrable Securities in accordance with the foregoing definition shall not thereafter become Registrable Securities and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities are not Registrable Securities.

“Registration Date” shall have the meaning set forth in Section 5.01(a).
“Registration Expenses” shall mean all expenses incurred by the Company in complying with Article V, including all registration, filing and listing fees, printing expenses, fees and disbursements of counsel (including local counsel if required) and independent public accountants for the Company and of a single counsel for the holders of Registrable Securities, fees and expenses incurred by the Company in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, Inc., all the Company’s internal expenses, transfer taxes, and fees of transfer agents and registrars, but excluding any underwriting discounts and commissions, agency fees, brokers’ commissions and transfer taxes, in each case to the extent applicable to the Registrable Securities of the selling holders; provided that Registration Expenses shall not include more than $60,000 per offering of fees and disbursements of counsel and other advisors for the holders of Registrable Securities.
“Registration Statement” shall mean any registration statement of the Company filed or to be filed with the SEC under the rules and regulations promulgated under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, and including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.
“Registration Termination Date” shall have the meaning set forth in Section 5.01(b).
“Restricted Period” shall mean the period commencing on the Closing Date and ending on the earlier of (i) the date that is twelve (12) months following the Closing Date and (ii) the consummation of any Change in Control or entry into a definitive agreement for a transaction that, if consummated, would result in a Change in Control or Fundamental Change (as defined in the Indenture).
“Rule 144” shall mean Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time.
“Rule 405” shall mean Rule 405 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time.

“Scheduled Trading Day” has the meaning set forth in the Indenture.
“SEC” shall mean the U.S. Securities and Exchange Commission.
“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.
“Selling Holders” shall have the meaning set forth in Section 5.03(a)(i).
“Software” means computer software programs and databases, including all source code, object code, firmware, specifications, designs and documentation therefor.
“Specified Guidelines” shall have the meaning set forth in Section 4.07(c).
“Sponsor Global Note” has the meaning set forth in the Indenture.
“Standstill Period” shall mean the period commencing on the Closing Date and ending on the earliest of (i) the later of (A) the date on which no Bain Designee is serving on the Board of Directors (and as of such time the Purchaser no longer has board nomination rights pursuant to this Agreement or otherwise irrevocably waives in a writing delivered to the Company all of such rights) and (B) the two (2) year anniversary of the Closing Date, (ii) the consummation of a Change in Control and (iii) the failure of the stockholders of the Company to elect a Bain Designee nominated in accordance with Section 4.07.
“Subject Securities” shall mean (i) the Notes or any Other Notes; (ii) the shares of Company Common Stock issuable or issued upon conversion or repurchase by the Company of the Notes; (iii) any other shares of Company Common Stock or Other Notes acquired by the Purchaser after the effective date of this Agreement at a time when the Purchaser or its Affiliates hold other Registrable Securities and (iv) any securities issued as or pursuant to (or issuable upon the conversion, exercise or exchange of any warrant, right or other security that is issued as or pursuant to) a dividend, stock split, combination or any reclassification, recapitalization, merger, consolidation, exchange or any other distribution or reorganization with respect to, or in exchange for, or in replacement of, the securities referenced in clause (i), (ii) or (iii) (without giving effect to any election by the Company regarding settlement options upon conversion) above or this clause (iv).
“Subsidiary” shall mean, with respect to any Person, any other Person of which 50% or more of the shares of the voting securities or other voting interests are owned or controlled, or the ability to select or elect 50% or more of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries, or by such first Person, or by such first Person and one or more of its Subsidiaries.
“Systems” means all networks, servers, switches, endpoints, Software, platforms, electronics, websites, storage, firmware, hardware, and related information technology or outsourced services, and all electronic connections between them, that are owned, operated, or used by the Company or its Subsidiaries.
“Take-Down Notice” shall have the meaning set forth in Section 5.02(a).

“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding (including backup withholding), duties, intangibles, franchise, escheat, abandoned or unclaimed property, value-added, and other taxes imposed by a Governmental Entity, together with all interest, penalties and additions to tax imposed with respect thereto.
“Tax Return” shall mean a report, return or other document (including any amendments thereto) required to be supplied to a Governmental Entity with respect to Taxes.
“Third Party” shall mean with respect to the Purchaser, a Person other than the Purchaser or any Affiliate of the Purchaser.
“Third Party Tender/Exchange Offer” shall have the meaning set forth in Section 4.02(a).
“Tier I Minimum Ownership Threshold” shall mean collective Beneficial Ownership by Bain Group of Company Common Stock issuable or issued upon conversion of the Notes Beneficially Owned by the Bain Group representing at least 50% of the shares of Company Common Stock Beneficially Owned by the Bain Group issuable upon conversion of the Notes Beneficially Owned by the Bain Group at the Closing.
“Tier II Minimum Ownership Threshold” shall mean collective Beneficial Ownership by Bain Group of Company Common Stock then outstanding issuable or issued upon conversion of the Notes Beneficially Owned by the Bain Group representing at least 25% of the shares of Company Common Stock Beneficially Owned by the Bain Group issuable upon conversion of the Notes Beneficially Owned by the Bain Group at the Closing.
“Transaction Agreements” shall have the meaning set forth in Section 3.01(c).
“Transactions” shall have the meaning set forth in Section 3.01(c).
“Trustee” shall mean U.S. Bank National Association, or another institutional trustee selected by the Company with the consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.
“Underwritten Offering” shall mean a sale of Registrable Securities to an underwriter or underwriters for reoffering to the public, including in a block trade offered and sold through an underwriter or underwriters.
“Union” shall mean a labor union, trade union, works council or other employee representative body.
“VCOC Letter” shall have the meaning set forth in Section 4.08.
“Voting Stock” shall mean securities of any class or kind having the power to vote generally for the election of directors, managers or other voting members of the governing body of the Company or any successor thereto.

“WKSI” means a “well known seasoned issuer” as defined under Rule 405.
Section 1.02. General Interpretive Principles.  Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specified, the terms “hereto,” “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), references to “the date hereof” refer to the date of this Agreement and references herein to Articles or Sections refer to Articles or Sections of this Agreement. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, none of the Notes will have any right to vote, or, except as expressly set forth in Section 14.04 of the Indenture, any right to receive any dividends or other distributions that are made or paid to the holders of the shares of Company Common Stock.
ARTICLE II

SALE AND PURCHASE OF THE NOTES
Section 2.01. Sale and Purchase of the Notes. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase and acquire from the Company, $750,000,000 (seven hundred and fifty million) aggregate principal amount of Notes for a purchase price equal to the principal amount of the Notes (such price, the “Purchase Price”).
Section 2.02. Closing.
(a) The closing (the “Closing”) of the purchase and sale of the Notes hereunder shall take place electronically at 8:00 a.m. San Francisco time on the date that is one Business Day after the conditions set forth in Section 2.02(c) and (d) have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing) or at such other place, time or date as may be mutually agreed upon in writing by the Company and the Purchaser; provided that the Closing will not occur prior to September 24, 2020, without the prior written consent of the Purchaser (the date on which the Closing actually occurs, the “Closing Date”).
(b) To effect the purchase and sale of Notes, upon the terms and subject to the conditions set forth in this Agreement, at the Closing:
(i) the Company shall execute and deliver, and shall instruct the Trustee to, execute and deliver the Indenture. The Company shall deliver the fully executed Indenture to the Purchaser at the Closing, against payment in full by or on behalf of the Purchaser of the Purchase Price for the Notes;

(ii) the Company shall issue and deliver to the Purchaser the Notes through the facilities of The Depository Trust Company, or at the option of the Purchaser, registered in the name of the Purchaser, against payment in full by or on behalf of the Purchaser of the Purchase Price for the Notes;
(iii) the Purchaser shall cause a wire transfer to be made in same day funds to an account of the Company designated in writing by the Company to the Purchaser in an amount equal to the Purchase Price for the Notes; and
(iv) the Purchaser shall deliver to the Company a duly completed and executed IRS Form W-9 (or a substantively equivalent form).
(c) The obligations of the Purchaser to purchase the Notes to be purchased by it hereunder are subject to the satisfaction or waiver by the Purchaser of the following conditions as of the Closing:
(i) the purchase and sale of the Notes pursuant to Section 2.02(b) shall not be prohibited or enjoined by any court of competent jurisdiction;
(ii) the Company and the Trustee shall have executed the Indenture and delivered the Indenture to the Purchaser, and the Company shall have executed and delivered the Notes to the Purchaser;
(iii) the Company shall have executed the Issuer Agreement and delivered it to the Purchaser and, if requested by the Purchaser, the Company shall have executed and delivered a VCOC Letter to the Purchaser in a form acceptable to the Company;
(iv) (A) the representations and warranties of the Company set forth in Section 3.01(a), the first and second sentence of Section 3.01(b), 3.01(c), 3.01(e), 3.01(f), and 3.01(o) shall be true and correct in all material respects at and as of the Closing; (B) the representations and warranties of the Company set forth in 3.01(h)(ii) shall be true and correct at and as of the Closing and (C) the representations and warranties of the Company set forth in Section 3.01 (other than those set forth in Section 3.01(a), the first and second sentence of Section 3.01(b), 3.01(c), 3.01(e), 3.01(f), 3.01(h)(ii) and 3.01(o)) shall be true and correct at and as of the date hereof (without giving effect to materiality, Material Adverse Effect, or similar phrases in the representations and warranties) except where the failure of such representations and warranties referenced in this clause (C) to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;
(v) the Company shall have delivered to the Trustee, as custodian, the Global Securities registered in the name of The Depository Trust Company and such Global Securities shall be eligible for book-entry settlement with The Depository Trust Company;

(vi) the Company shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing;
(vii) the Purchaser shall have received a certificate, dated the Closing Date, duly executed by an executive officer of the Company on behalf of the Company, certifying that the conditions specified in Section 2.02(c)(iv), (vi) and (vii) have been satisfied; and
(viii) the Purchaser shall have received a management agreement in the form agreed to by the parties hereto prior to the execution hereof (the “Management Agreement”) duly executed by the Company.
(d) The obligations of the Company to sell the Notes to the Purchaser are subject to the satisfaction or waiver of the following conditions as of the Closing:
(i) the purchase and sale of the Notes pursuant to Section 2.02(b) shall not be prohibited or enjoined by any court of competent jurisdiction; and
(ii) the Trustee shall have executed and delivered the Indenture to the Company;
(iii) the representations and warranties of the Purchaser set forth in Section 3.02 shall be true and correct in all material respects on and as of the Closing;
(iv) the Purchaser shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing; and
(v) the Company shall have received a certificate duly executed by the general partner of the Purchaser on behalf of the Purchaser, dated as of the Closing Date certifying that the conditions specified in Section 2.02(d)(iii) and (iv) have been satisfied.
Section 2.03. Termination.  If the Closing does not occur on or prior to 5:30 p.m. New York time on September 30, 2020, this Agreement shall automatically terminate on the date that is five Business Days following such date and each of the parties hereto shall be relieved of its duties and obligations arising under this Agreement after the date of such termination; provided, that this Agreement shall not so terminate and shall continue in full force and effect so long as the Company or the Purchaser is seeking to specifically enforce the other party’s obligation to consummate the Closing; provided, further, that no such termination shall relieve any party hereto of liability for any breach or default under this Agreement prior to such termination.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
Section 3.01. Representations and Warranties of the Company.  Except as disclosed in the Company Reports filed with or furnished to the SEC and publicly available prior to the date hereof (excluding in each case any disclosures set forth in the risk factors or “forward-looking statements” sections of such reports, and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or the Schedule of Exceptions attached hereto as Exhibit D, the Company represents and warrants to the Purchaser, as of the date hereof as follows:
(a) Existence and Power.  The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties, rights and assets and to carry on its business as it is being conducted on the date of this Agreement, and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, rights and assets or conducts any business so as to require such qualification. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Subsidiary of the Company that is a “significant subsidiary” (as defined in Rule 1.02(w) of the SEC’s Regulation S-X) has been duly organized and is validly existing in good standing (to the extent that the concept of “good standing” is recognized by the applicable jurisdiction) under the laws of its jurisdiction of organization.
(b) Capitalization.
(i) The authorized share capital of the Company consists of 1,000,000,000 shares of Class A Common Stock, par value $0.000025 per share and 200,000,000 shares of Class B Common Stock, par value of $0.000025 per share. As of July 31, 2020, there were (i) 186,846,321 shares of Class A Common Stock issued and outstanding and 15,102,744 shares of Class B Common Stock issued and outstanding, (ii) options to purchase an aggregate of 1,500 shares of Class A Common Stock issued and outstanding under the Nutanix, Inc. 2016 Equity Incentive Plan, as amended (the “2016 Plan”), (iii) options to purchase an aggregate of 7,544,942 shares of Class B Common Stock issued and outstanding (assuming the performance conditions associated with options that are subject to performance-based vesting are satisfied in full) under the Nutanix, Inc. 2010 Stock Plan (the “2010 Plan”) and the Nutanix, Inc. 2011 Stock Plan; (iv) 22,631,557 shares of Class A Common Stock underlying the Company’s restricted and performance stock unit awards (assuming performance conditions associated with the awards are satisfied in full) under the 2016 Plan and the 2010 Plan, (v) 11,529,531 shares of Class A Common Stock authorized for issuance under the Nutanix, Inc. Amended and Restated 2016 Employee Stock Purchase Plan, as amended (the “ESPP”), of which 9,169,078 are reserved for issuance under the ESPP, and (vi) 12,723,678 shares of Class A Common Stock reserved for issuance under the 2016 Plan.

(ii) Since July 31, 2020, (i) the Company has only issued options to purchase, and, restricted stock units and performance stock units with respect to, shares of Class A Common Stock in the ordinary course of business consistent with past practice and (ii) the only shares of capital stock issued by the Company were pursuant to outstanding options to purchase shares of Class A Common Stock and Class B Common Stock and restricted stock units and performance stock units with respect to shares of Class A Common Stock. The only equity or equity-based incentive plans sponsored or maintained by the Company under which stock-based awards may be granted are the Equity Plan and the ESPP. All options to purchase Class A Common Stock and Class B Common Stock were granted with a per share exercise price that is no less than the fair market value of the shares of Class A Common Stock or Class B Common Stock, as applicable, on the date such option was granted. Each option to purchase Class A Common Stock and Class B Common Stock, and each restricted stock unit and performance stock unit with respect to Class A Common Stock, was granted in all material respects in accordance with the term of the applicable Company equity plan and all applicable laws. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. Except as set forth above, the Company has not issued any securities, the holders of which have the right to vote with the stockholders of the Company on any matter. Except as provided in this Agreement, the Notes and the Indenture and except as set forth in or contemplated by this paragraph (b), there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any capital stock of the Company or any securities convertible into or exchangeable for such capital stock and there are no current outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its shares of capital stock.
(c) Authorization.  The execution, delivery and performance of this Agreement, the Indenture, the Notes, the VCOC Letters and the Issuer Agreement (the “Transaction Agreements”) and the consummation of the transactions contemplated herein and therein (collectively, the “Transactions”), have been duly authorized by the Board of Directors and all other necessary corporate action on the part of the Company. Assuming this Agreement constitutes the valid and binding obligation of the Purchaser, this Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the limitation of such enforcement by (A) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to creditors’ rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Enforceability Exceptions”). On the Closing Date, the Indenture will be duly executed and delivered by the Company and, assuming the Indenture will be a valid and binding obligation of the Trustee, the Indenture will be a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. If applicable, assuming the VCOC Letters constitute the valid and binding obligations of the Purchaser or other Affiliate thereof party thereto, on the Closing Date, the VCOC Letters will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions. Pursuant to resolutions previously provided to the Purchaser, the Board of Directors or a committee thereof composed solely of two or more “non-employee directors” as defined in Rule 16b-3 of the Exchange Act has approved, and will approve in advance of the Closing, for the express purpose of exempting each such transaction from Section 16(b) of the Exchange Act, pursuant to Rule 16b-3 thereunder, the transactions contemplated by the Transaction Agreements, including the acquisition of the Notes, any disposition of such Notes upon the conversion thereof, any acquisition of Company Common Stock upon conversion of the Notes, any deemed acquisition or disposition in connection therewith, and all transactions related thereto.

(d) General Solicitation; No Integration.  Other than with respect to the Purchaser and its Affiliates, neither the Company nor any other Person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Notes. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Notes sold pursuant to this Agreement.
(e) Valid Issuance.  The Notes have been duly authorized by all necessary corporate action of the Company. When issued and sold against receipt of the consideration therefor, the Notes will be valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to the limitation of such enforcement by the Enforceability Exceptions. The Company has available for issuance the maximum number of shares (including make-whole shares) of Company Common Stock initially issuable upon conversion of the Notes if such conversion were to occur immediately following Closing (assuming fully physical share settlement). The Company Common Stock to be issued upon conversion of the Notes in accordance with the terms of the Notes has been duly authorized, and when issued upon conversion of the Notes, all such Company Common Stock will be validly issued, fully paid and nonassessable and free of pre-emptive or similar rights. As of the date hereof, the Company is a WKSI eligible to file a registration statement on Form S-3 under the Securities Act.
(f) Non-Contravention/No Consents.  The execution, delivery and performance of the Transaction Agreements, the issuance of the shares of Company Common Stock upon conversion of the Notes in accordance with their terms and the consummation by the Company of the Transactions, does not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (i) the certificate of incorporation or bylaws of the Company, (ii) any credit agreement, mortgage, note, indenture, deed of trust, lease, license, loan agreement or other agreement binding upon the Company or any of its Subsidiaries with respect to any Material Indebtedness, or (iii) any permit, government license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, other than in the cases of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Assuming the accuracy of the representations of the Purchaser set forth herein, other than (A) any required filings or approvals under the HSR Act or any foreign antitrust or competition laws, requirements or regulations in connection with the issuance of shares of Company Common Stock upon the conversion of the Notes, (B) the filing of a Supplemental Listing Application with the NASDAQ, (C) any required filings pursuant to the Exchange Act or the rules of the SEC or the NASDAQ or (D) as have been obtained, completed or provided prior to the date of this Agreement, no consent, approval, order or authorization of, or registration, consultation, declaration or filing with, or notice to any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions (in each case other than the transactions contemplated by Article V), except for any consent, approval, order, authorization, registration, declaration, filing, exemption or review the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(g) Reports; Financial Statements.
(i) The Company has filed or furnished, as applicable, (A) its annual report on Form 10-K for the fiscal year ended July 31, 2019, (B) its proxy statement relating to the annual meeting of the stockholders of the Company held in 2019 and (C) all other forms, reports, schedules and other statements required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since July 31, 2019 and through the date hereof (collectively, the “Company Reports”).
(ii) As of its respective date, and, if amended, as of the date of the last such amendment, each Company Report complied in all material respects as to form with the applicable requirements of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to such Company Report. As of its respective date, and, if amended, as of the date of the last such amendment, no Company Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
(iii) Each of the consolidated balance sheets, and the related consolidated statements of income, changes in stockholders’ equity and cash flows, included in the Company Reports filed with the SEC under the Exchange Act (A) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (B) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates shown and the results of the consolidated operations, changes in stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of any unaudited financial statements, to normal recurring year-end adjustments, (C) have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth therein or in the notes thereto, and in the case of unaudited financial statements except for the absence of footnote disclosure, and (D) otherwise comply in all material respects with the requirements of the SEC.

(h) Absence of Certain Changes.  Since April 30, 2020 until the date hereof, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business and (ii) no events, changes or developments have occurred that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect or would require the Company to file a current report on Form 8-K that has not been filed.
(i) No Undisclosed Liabilities, etc.  As of the date hereof, there are no liabilities of the Company or any of its Subsidiaries that would be required by GAAP to be reflected on the face of the balance sheet, except (i) liabilities reflected or reserved against in the financial statements contained in the Company Reports, (ii) liabilities incurred since April 30, 2020 in the ordinary course of business, and (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(j) Compliance with Applicable Law.  As of the date hereof, each of the Company and its Subsidiaries has complied in all respects with, and is not in default or violation in any respect of, any law, statute, order, rule, regulation, policy or guideline of any Governmental Entity (including, without limitation, all Anti-Corruption Laws and Global Trade Laws) applicable to the Company or such Subsidiary, other than such non-compliance, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have established and maintain internal controls and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and Global Trade Laws.
(k) Legal Proceedings and Liabilities.  As of the date hereof, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending, or to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, charges, actions, mediations or governmental investigations of any nature against the Company or any of its Subsidiaries (i) that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect or (ii) that challenge the validity of or seek to prevent the Transactions. As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any order, judgment or decree of a Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, there is no investigation, or review pending or threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries.

(l) Investment Company Act.  The Company is not, and immediately after receipt of payment for the Notes will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(m) Taxes and Tax Returns.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, as of the date hereof:
(i) the Company and each of its Subsidiaries has timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by it, and all such Tax Returns were correct and complete in all respects, and the Company and each of its Subsidiaries has paid (or has had paid on its behalf) to the appropriate Governmental Entity all Taxes that are required to be paid by it, except with respect to Taxes contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; and
(ii) there are no disputes or claims asserted in writing, in respect of Taxes or Tax Returns of the Company or any of its Subsidiaries for which reserves that are adequate under GAAP have not been established.
(n) No Piggyback or Preemptive Rights.  Other than this Agreement, there are no contracts, agreements or understandings between the Company and any person granting such person the right (other than rights which have been waived in writing or otherwise satisfied) to (i) require the Company to include in any Registration Statement filed pursuant to Article V any securities other than the Subject Securities or (ii) preemptive rights to subscribe for the Company Common Stock issuable upon conversion of the Notes, except in each case of (i) and (ii), as may have been duly waived.
(o) Brokers and Finders.  The Company has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees the Purchaser would be required to pay.
(p) Intellectual Property.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, to the Company’s knowledge and as of the date hereof, the Company and its Subsidiaries own or possess sufficient rights to use all patents, patent applications, inventions, copyrights and copyright applications, know-how, trade secrets, trademarks, service marks, trademarks and service marks applications, trade names, domain names, Software and other technology and intellectual property rights (collectively, “Intellectual Property”) used in or necessary for the conduct of their respective businesses as currently conducted. To the Company’s knowledge as of the date hereof, the conduct of the respective businesses of the Company and its Subsidiaries does not infringe the Intellectual Property of others, and to the Company’s knowledge as of the date hereof, no third party is infringing any Intellectual Property owned by the Company or any of its Subsidiaries.

(q) Labor Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof: (i) there are no strikes or other material labor disputes or Union organizing efforts pending or, to the Company’s knowledge, threatened, against the Company or any of its Subsidiaries,(ii) the Company and each of its Subsidiaries is in compliance with applicable agreements with any Union and (iii) hours worked by and payment made based on hours worked to employees of each of the Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable laws dealing with wage and hour matters.
(r) Cybersecurity. To the Company’s knowledge, as of the date hereof, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Person has gained unauthorized access to or made any unauthorized use of any Personal Data, confidential information or trade secret maintained by or on behalf of the Company or its Subsidiaries (collectively, “Company Data”). The Company and its Subsidiaries have implemented and maintain an information security program that is comprised of reasonable and appropriate organizational, physical, administrative, and technical safeguards designed to protect the security, confidentiality, integrity and availability of its Systems including any Company Data that are consistent in all material respects with all laws and contracts applicable to the Company or a Subsidiary.
(s) Bookings Policy.  Prior to the execution hereof, the Company has provided a true and complete copy of the Bookings Policy as in effect on the date hereof to the Purchaser.
(t) No Additional Representations.
(i) The Company acknowledges that the Purchaser makes no representation or warranty as to any matter whatsoever except as expressly set forth in Section 3.02 and in any certificate delivered by the Purchaser pursuant to this Agreement, and the Company has not relied on or been induced by such information or any other representations or warranties (whether express or implied or made orally or in writing) not expressly set forth in Section 3.02 and in any certificate delivered by the Purchaser pursuant to this Agreement.
(ii) The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3.02 and in any certificate delivered by the Purchaser pursuant to this Agreement, (i) no person has been authorized by the Purchaser to make any representation or warranty relating to the Purchaser or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by the Purchaser, and (ii) any materials or information provided or addressed to the Company or any of its Affiliates or representatives are not and shall not be deemed to be or include representations or warranties of the Purchaser unless any such materials or information are the subject of any express representation or warranty set forth in Section 3.02 of this Agreement and in any certificate delivered by the Purchaser pursuant to this Agreement.

Section 3.02. Representations and Warranties of the Purchaser.  The Purchaser represents and warrants to, and agrees with, the Company, as of the date hereof, as follows:
(a) Organization; Ownership.  The Purchaser is a limited partnership, duly organized, validly existing and in good standing under the laws of the jurisdiction of the Purchaser’s formation and has all requisite limited partnership power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement.
(b) Authorization; Sufficient Funds; No Conflicts.
(i) The Purchaser has full partnership power and authority to execute and deliver this Agreement and to consummate the Transactions to which it is a party. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the Transactions to which it is a party have been duly authorized by all necessary partnership action on behalf of the Purchaser. No other proceedings on the part of the Purchaser are necessary to authorize the execution, delivery and performance by the Purchaser of this Agreement and consummation of the Transactions. This Agreement has been duly and validly executed and delivered by the Purchaser. Assuming this Agreement constitutes the valid and binding obligation of the Company, this Agreement is a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the limitation of such enforcement by the Enforceability Exceptions.
(ii) At the Closing, assuming receipt of the funds under the Equity Commitment Letter, the Purchaser will have available funds necessary to consummate the Closing and pay the Purchase Price on the terms and subject to the conditions contemplated in this Agreement.
(iii) The execution, delivery and performance of this Agreement by the Purchaser, the consummation by the Purchaser of the Transactions to which it is a party and the compliance by the Purchaser with any of the provisions hereof and thereof will not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) any provision of the Purchaser’s organizational documents, (B) any mortgage, note, indenture, deed of trust, lease, license, loan agreement or other agreement binding upon the Purchaser (C) any permit, government license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Purchaser or any of its Affiliates, other than in the cases of clauses (B) and (C) as would not reasonably be expected to materially and adversely affect or delay the consummation of the Transactions to which it is a party.
(c) Consents and Approvals.  No consent, approval, order or authorization of, or registration, declaration or filing with, or exemption or review by, any Governmental Entity is required on the part of the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the Transactions to which it is a party, except for any required filings or approvals under the HSR Act or any foreign antitrust or competition laws, requirements or regulations in connection with the issuance of shares of Company Common Stock upon the conversion of the Notes and any consent, approval, order, authorization, registration, declaration, filing, exemption or review the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to adversely affect or delay the consummation of the Transactions to which it is a party by the Purchaser.

(d) Securities Act Representations.
(i) The Purchaser is an accredited investor (as defined in Rule 501 of the Securities Act), and is aware that the sale of the Notes is being made in reliance on a private placement exemption from registration under the Securities Act. The Purchaser is not an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Purchaser is acquiring the Notes (and any shares of Company Common Stock issuable upon conversion of the Notes) for its own account, and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” law, or with any present intention of distributing or selling such Notes (or any shares of Company Common Stock issuable upon conversion of the Notes) and agrees not to reoffer or resell the Notes in violation of the Securities Act. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Notes (and any shares of Company Common Stock issuable upon conversion of the Notes) and is capable of bearing the economic risks of such investment. The Purchaser has been provided a reasonable opportunity to undertake and has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.
(ii) Neither the Purchaser nor any of its Affiliates is acting in concert, and neither the Purchaser nor any of its Affiliates has any agreement or understanding, with any Person that is not an Affiliate of the Purchaser, and is not otherwise a member of a “group” (as such term is used in Section 13(d)(3) of the Exchange Act), with respect to the Company or its securities, in each case, other than with respect to any bona fide loan from one or more financial institutions.
(e) Brokers and Finders.  The Purchaser has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay.
(f) Ownership of Shares.  None of the Purchaser or its Affiliates Beneficially Own any shares of Company Common Stock (without giving effect to the issuance of the Notes hereunder) other than any shares of Company Common Stock that may be Beneficially Owned by managing directors, officers or other employees of any member of the Bain Group.

(g) Financing.
(i) Equity Commitment Letter. As of the date hereof, the Purchaser has delivered to the Company a true and complete copy of the Equity Commitment Letter, pursuant to which Bain Capital Fund XII, L.P., a Cayman Islands limited partnership (“Equity Provider”), has committed, subject only to the terms and conditions thereof, to invest the amounts set forth therein (the “Equity Financing”).  The Equity Commitment Letter provides that (A) the Company is an express third party beneficiary thereof; and (B) the Purchaser and Equity Provider will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity in connection with the exercise of such third party beneficiary rights.
(ii) No Amendments. As of the date hereof, (i) the Equity Commitment Letter and the terms of the Equity Financing have not been amended or modified as of the date hereof and as of the date of the Closing; (ii) no such amendment or modification is contemplated; and (iii) the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect. There are no other contracts, agreements, side letters or arrangements to which the Purchaser is a party relating to the funding or investing, as applicable, that would reasonably be expected to adversely affect the availability or conditionality of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter. Other than as set forth in the Equity Commitment Letter, there are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Equity Financing.
(iii) Sufficiency of Equity Financing. The net proceeds of the Equity Financing, when funded in accordance with the Equity Commitment Letter, will be, in the aggregate, sufficient to pay the Purchase Price on the terms and subject to the conditions contemplated in this Agreement. The Company acknowledges (x) the separate corporate existence of the Purchaser and (y) that the sole asset of the Purchaser is cash in a de minimis amount and its rights under this Agreement and the Equity Commitment Letter, in each case in accordance with, and subject to, the terms and conditions set forth herein and therein and that no additional funds will be contributed to the Purchaser unless and until the Closing occurs pursuant to the terms and conditions of this Agreement.
(iv) Validity. As of the date hereof, the Equity Commitment Letter (in the form delivered by the Purchaser to the Company) is in full force and effect and constitutes the legal, valid and binding obligations of the Purchaser and Equity Provider, as applicable, enforceable against the Purchaser and Equity Provider, as applicable, in accordance with their terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally; and (ii) is subject to general principles of equity. Assuming the accuracy of the representations and warranties set forth in Article III in all respects as of the date of this Agreement, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of the Purchaser or Equity Provider pursuant to the Equity Commitment Letter. Subject to the Company’s compliance with this Agreement and the satisfaction (or waiver) of the conditions set forth in Section 2.02(c), as of the date hereof, the Purchaser has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Equity Financing to be satisfied by it, whether or not such term or condition is contained in the Equity Commitment Letter. As of the date of the Closing the Purchaser has fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date hereof, in each case pursuant to and in accordance with the terms of the Equity Commitment Letter.

(h) No Additional Representations.
(i) The Purchaser acknowledges that the Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in Section 3.01 and in any certificate delivered by the Company pursuant to this Agreement, and specifically (but without limiting the generality of the foregoing), that, except as expressly set forth in Section 3.01 and in any certificate delivered by the Company pursuant to this Agreement, the Company makes no representation or warranty with respect to (A) any matters relating to the Company, its business, financial condition, results of operations, prospects or otherwise, (B) any projections, estimates or budgets delivered or made available to the Purchaser (or any of its Affiliates, officers, directors, employees or other representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (C) the future business and operations of the Company and its Subsidiaries, and the Purchaser has not relied on or been induced by such information or any other representations or warranties (whether express or implied or made orally or in writing) not expressly set forth in Section 3.01 and in any certificate delivered by the Company pursuant to this Agreement.
(ii) The Purchaser has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges the Purchaser has been provided with sufficient access for such purposes, has been furnished with all other materials that it considers relevant to an investment in the Notes, and has had a full opportunity to ask questions of and receive answers from the Company or any person or persons acting on behalf of the Company concerning the terms and conditions of an investment in the Notes. The Purchaser acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3.01 and in any certificate delivered by the Company pursuant to this Agreement, (i) no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Purchaser as having been authorized by the Company, and the Purchaser is not relying upon, and has not relied upon, any statement, representation or warranty made by Goldman Sachs, any of its affiliates or any of its or their control persons, officers, directors or employees, in making its investment or decision to invest in the Company and (ii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Purchaser or any of its Affiliates or representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information are the subject of any express representation or warranty set forth in Section 3.01 of this Agreement and in any certificate delivered by the Company pursuant to this Agreement.

(iii) The Purchaser agrees that none of Goldman Sachs, any of its affiliates or any of its or their control persons, officers, directors or employees shall be liable to any purchaser in connection with its purchase of the Notes.
ARTICLE IV

ADDITIONAL AGREEMENTS
Section 4.01. Taking of Necessary Action. Each of the parties hereto agrees to use its reasonable efforts promptly to take or cause to be taken all action, and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale and purchase of the Notes hereunder, subject to the terms and conditions hereof and compliance with applicable law. In case at any time before or after the Closing any further action is necessary or desirable to carry out the purposes of the sale and purchase of the Notes, the proper officers, managers and directors of each party to this Agreement shall take all such necessary action as may be reasonably requested by, and the sole expense of, the requesting party.

Section 4.02. Restricted Period; Non-Conversion.
(a) During the Restricted Period, notwithstanding any rights provided in Article V, the Purchaser shall not, without the Company’s prior written consent, directly or indirectly, (x) sell, offer, transfer, assign, mortgage, hypothecate, gift, pledge or dispose of, enter into or agree to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, mortgage, hypothecation, gift, assignment or similar disposition of (any of the foregoing, a “transfer”), any of the Notes or any shares of Company Common Stock issuable or issued upon conversion or repurchase by the Company of any of the Notes or (y) enter into or engage in any hedge, swap, short sale, derivative transaction or other agreement or arrangement that transfers to any Third Party, directly or indirectly, in whole or in part, any of the economic consequences of ownership of the Notes or any shares of Company Common Stock issuable or issued upon conversion of any of the Notes (such actions in clauses (x) and (y), “Prohibited Transfers”), other than Permitted Transfers. “Permitted Transfers”, in each case, shall mean any (i) transfer to the Purchaser’s Affiliate that executes and delivers to the Company a Joinder becoming a Purchaser party to this Agreement and the Confidentiality Agreement and a duly completed and executed IRS Form W-9 (or a substantially equivalent form), (ii) transfer to the Company or any of its Subsidiaries, (iii) transfer to a Third Party for cash solely to the extent that all of the net proceeds of such sale are solely used to satisfy a bona fide margin call (i.e. posted as collateral) pursuant to a Permitted Loan, or repay a Permitted Loan to the extent necessary to satisfy a bona fide margin call on such Permitted Loan or avoid a bona fide margin call on such Permitted Loan, (iv) transfer with the prior written consent of the Company; or (v) tender of any Company Common Stock into a Third Party Tender/Exchange Offer, as defined below, (and any related conversion of Notes to the extent required to effect such tender or exchange) and any transfer effected pursuant to any merger, consolidation or similar transaction consummated by the Company (for the avoidance of doubt, if such Third Party Tender/Exchange Offer does not close for any reason, the restrictions on transfer contained herein shall continue to apply to any Company Common Stock received pursuant to the conversion of any Notes that had previously been converted to participate in any such tender or exchange offer). “Third Party Tender/Exchange Offer” shall mean any tender or exchange offer made to all of the holders of Company Common Stock by a Third Party for a number of outstanding shares of Voting Stock that, if consummated, would result in a Change in Control solely to the extent that (x) the Board of Directors has recommended such tender or exchange offer in a Schedule 14D-9 under the Exchange Act or (y) such tender or exchange offer is either (I) a tender or exchange offer for less than all of the outstanding shares of Company Common Stock or (II) part of a two-step transaction and the consideration to be received in the second step of such transaction is not identical in the amount or form of consideration (or the election of the type of consideration available to holders of Company Common Stock is not identical in the second-step of such transaction) as the first step of such transaction. Any purported Prohibited Transfer in violation of this Section 4.02 shall be null and void ab initio. Notwithstanding the foregoing, the Purchaser (or a controlled Affiliate of the Purchaser) shall be permitted to mortgage, hypothecate, and/or pledge the Notes and/or the shares of Company Common Stock issuable or issued upon conversion or repurchase by the Company of the Notes in respect of one or more bona fide purpose (margin) or bona fide non-purpose loans (each, a “Permitted Loan”). Except with the Company’s prior written consent, any Permitted Loan entered into by the Purchaser or its controlled Affiliates shall be with one or more financial institutions and nothing contained in this Agreement shall prohibit or otherwise restrict the ability of any lender (or its securities’ affiliate) or collateral agent or trustee to foreclose upon and sell, dispose of or otherwise transfer the Notes and/or shares of Company Common Stock (including shares of Company Common Stock received upon conversion or repurchase by the Company of the Notes following foreclosure on a Permitted Loan) mortgaged, hypothecated and/or pledged to secure the obligations of the borrower following an event of default under a Permitted Loan. Notwithstanding the foregoing or anything to the contrary herein, in the event that any lender or other creditor under a Permitted Loan transaction (including any agent or trustee on their behalf) or any affiliate of the foregoing exercises any rights or remedies in respect of the Notes or the shares of Company Common Stock issuable or issued upon conversion or repurchase by the Company of the Notes or any other collateral for any Permitted Loan, no lender, creditor, agent or trustee on their behalf or affiliate of any of the foregoing (other than, for the avoidance of doubt, the Purchaser or any of its Affiliates) shall be entitled to any rights or have any obligations or be subject to any transfer restrictions or limitations hereunder (including, without limitation, the rights or benefits provided for in Section 4.06 and Section 4.07) except and to the extent for those expressly provided for in Article V.

(b) Notwithstanding anything in this Agreement or elsewhere to the contrary, any sale of Notes or Company Common Stock pursuant to Article V shall be subject to any applicable limitations set forth in this Section 4.02 and Article V but shall not be subject to any policies, procedures or limitations (other than any applicable federal securities laws and any other applicable laws) otherwise applicable to the Bain Affiliated Directors with respect to trading in the Company’s securities (other than as set forth in clause (i) of the definition of “Blackout Period” at such time as a Bain Affiliated Director is serving on the Board of Directors) and the Company acknowledges and agrees that such policies, procedures or limitations applicable to the Bain Affiliated Directors shall not be violated by any such transfer pursuant to Article V, other than any applicable federal securities laws and any other applicable laws.
(c) Notwithstanding anything in the Notes or in the Indenture to the contrary, during the Restricted Period, the Purchaser (including any Third Party that signs a Joinder) shall not, without the Company’s prior written consent, convert (or give notice of conversion of) any of the Notes, irrespective of whether such conversion is permitted pursuant to the terms of the Notes or the Indenture, except in connection with a transfer of shares of Company Common Stock issuable upon conversion of such Notes that is (i) not prohibited pursuant to this Section 4.02 and (ii) not to an Affiliate of the Purchaser; provided, that notwithstanding the foregoing, following an event of default under a Permitted Loan, the applicable lenders may convert the Notes (including in the name of the Purchaser) in accordance with the terms and conditions set forth in the Indenture.
Section 4.03. Standstill.
(a) The Purchaser agrees that, during the Standstill Period, it shall not, and shall cause each of its Affiliates (collectively and individually, the “Purchaser Affiliates,”) not to, directly or indirectly, in any manner, alone or in concert with others, take any of the following actions without the prior consent of the Company (acting through a resolution of the Company’s directors not including, in respect of any consent to actions taken or proposed to be taken by the Purchaser or its Affiliates, any Bain Affiliated Director):
(i) make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv)) or consents to vote, or seek to advise, encourage or influence any person with respect to the voting of any securities of the Company for the election of individuals to the Board of Directors or to approve any proposals submitted to a vote of the stockholders of the Company that have not been authorized and approved, or recommended for approval, by the Board of Directors, or become a “participant” in any contested “solicitation” (as such terms are defined or used under the Exchange Act) for the election of directors with respect to the Company, other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board of Directors at any stockholder meeting, or make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(ii) form, join, encourage, influence, advise or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with any persons who are not Purchaser Affiliates with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, except as expressly permitted by this Agreement;
(iii) acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities that would result in the Purchaser (together with the Purchaser Affiliates) having Beneficial Ownership of more than 19.9% in the aggregate of the shares of the Company Common Stock outstanding at such time (assuming all the Notes are converted on a fully physical settlement basis), excluding any issuance by the Company of shares of Company Common Stock or options, warrants or other rights to acquire Company Common Stock (or the exercise thereof) to any Bain Affiliated Director as compensation for their membership on the Board of Directors; provided that nothing herein will require any Notes or shares of Company Common Stock to be sold to the extent the Purchaser and the Purchaser Affiliates, collectively, exceed the ownership limit under this paragraph as the result of a share repurchase or any other Company actions that reduces the number of outstanding shares of Company Common Stock. For the avoidance of doubt, this Section 4.03(a) shall not restrict conversion of the Notes and provided further that nothing herein will prevent Purchaser from making proposals to acquire securities of the Company if Purchaser does not make any public announcement or disclosure of such proposal and such proposal would not reasonably be expected to require public announcement or disclosure by the Company. For purposes of this Section 4.03(a), no securities Beneficially Owned by a portfolio company of the Purchaser or its Affiliates will be deemed to be Beneficially Owned by the Purchaser or any of its Affiliates only so long as (x) such portfolio company is not an Affiliate of the Purchaser for purposes of this Agreement, (y) neither the Purchaser nor any of the Purchaser Affiliates has encouraged, instructed, directed, supported, assisted or advised, or coordinated with, such portfolio company with respect to the acquisition, voting or disposition of securities of the Company by the portfolio company and (z) neither the Purchaser or any of its Affiliates is a member of a group (as such term is defined in Section 13(d)(3) of the Exchange Act) with that portfolio company with respect to any securities of the Company.

(iv) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, scheme of arrangement, business combination, recapitalization, reorganization, sale or acquisition of all or substantially all assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its Subsidiaries or joint ventures or any of their respective securities (each, an “Extraordinary Transaction”), or make any public statement with respect to an Extraordinary Transaction; provided, however, that this clause shall not preclude the tender by such Purchaser or its Purchaser Affiliates of any securities of the Company into any Third Party Tender/Exchange Offer (and any related conversion of Notes to the extent required to effect such tender) or the vote by such Purchaser or its Purchaser Affiliates of any voting securities of the Company with respect to any Extraordinary Transaction in accordance with the recommendation of the Board of Directors;
(v) (A) call or seek to call any meeting of stockholders of the Company, including by written consent, (B) seek representation on the Board of Directors, except as expressly set forth herein, (C) seek the removal of any member of the Board of Directors (other than a Bain Affiliated Director in accordance with Section 4.07), (D) solicit consents from stockholders or otherwise act or seek to act by written consent with respect to the Company, (E) conduct a referendum of stockholders of the Company or (F) make a request for any stockholder list or other Company books and records, whether pursuant to Section 220 of the DGCL or otherwise;
(vi) take any action in support of or make any proposal or request that constitutes: (A) controlling or changing the Board of Directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board of Directors, (B) any material change in the capitalization or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s certificate of incorporation or bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act (except in each case pursuant to any action or transaction permitted by clause (y) of Section 4.03(a)(iv) and Section 4.03(a)(v));
(vii) make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board of Directors, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement; or

(viii) enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing.
(b) Nothing in this Section 4.03 shall limit any action that may be taken by any Bain Affiliated Director acting solely as a director of the Company consistent with his fiduciary duties as a director of the Company if such action does not include any public announcement or disclosure by such Bain Affiliated Director or by Purchaser and its Purchaser Affiliates.
(c) The provisions of Section 4.03(a) shall not be deemed to prohibit the Purchaser or any Purchaser Affiliates or their respective directors, executive officers, partners, employees, managing members, advisors or agents (acting in such capacity) from communicating privately with the Company’s directors, officers or advisors so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications.
(d) Notwithstanding anything in Section 4.03(a) to the contrary, if (i) the Company enters into a definitive agreement providing for a transaction that, if consummated, would result in a Change in Control and (ii) the Company had not, reasonably prior to entering into such definitive agreement, provided the Purchaser with a written notice inviting the Purchaser and Purchaser Affiliates to make one or more proposals or offers to effect a transaction that would result in a Change in Control, then after the announcement of such transaction and prior to the earlier of any termination of such definitive agreement or Company stockholder approval of such definitive agreement, nothing in Section 4.03(a) will prevent the Purchaser or any Purchaser Affiliate (A) from submitting to the Board of Directors one or more bona fide proposals or offers for an alternative transaction involving, directly or indirectly, the Purchaser or one or more of Purchaser Affiliates, (B) pursuing and entering into any such alternative transaction with the Company and (C) taking any actions in furtherance of the foregoing, including actions relating to obtaining equity and/or debt financing for the alternative transaction as long as (x) any proposal or offer is conditioned on the proposed transaction being approved by the Board of Directors and (y) the Purchaser and the Purchaser Affiliates do not make any public announcement or disclosure of such proposal, offer or actions other than any filings and disclosures that may be required in filings with the SEC.
Section 4.04. Securities Laws.  The Purchaser acknowledges and agrees that, as of the Closing Date, the Notes (and the shares of Company Common Stock that are issuable upon conversion or repurchase by the Company of the Notes) have not been registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws, or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws, is available. The Purchaser acknowledges that, except as provided in Article V with respect to shares of Company Common Stock and the Notes, the Purchaser has no right to require the Company or any of its Subsidiaries to register the Notes or the shares of Company Common Stock that are issuable upon conversion or repurchase by the Company of the Notes.

Section 4.05. Lost, Stolen, Destroyed or Mutilated Securities.  Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate for any security of the Company and, in the case of loss, theft or destruction, upon delivery of an undertaking by the holder thereof to indemnify the Company (and, if requested by the Company, the delivery of an indemnity bond sufficient in the judgment of the Company to protect the Company from any loss it may suffer if a certificate is replaced), or, in the case of mutilation, upon surrender and cancellation thereof, the Company will issue a new certificate or, at the Company’s option, a share ownership statement representing such securities for an equivalent number of shares or another security of like tenor, as the case may be.
Section 4.06. Antitrust Approval.  The Company and the Purchaser acknowledge that one or more filings under the HSR Act or foreign antitrust laws may be necessary in connection with the issuance of shares of Company Common Stock upon conversion of the Notes. The Purchaser will promptly notify the Company if any such filing is required on the part of the Purchaser. To the extent reasonably requested, the Company, the Purchaser and any other applicable Affiliate of the Purchaser will use reasonable efforts to cooperate in timely making or causing to be made all applications and filings under the HSR Act or any foreign antitrust requirements in connection with the issuance of shares of Company Common Stock upon conversion of Notes held by the Purchaser or any Affiliate of the Purchaser in a timely manner and as required by the law of the applicable jurisdiction; provided that, notwithstanding anything in this Agreement to the contrary, the Company shall not have any responsibility or liability for failure of the Purchaser or any of its Affiliates to comply with any applicable law. For as long as there are Notes outstanding and owned by the Purchaser or its Affiliates, the Company shall as promptly as reasonably practicable provide (no more than four (4) times per calendar year) such information regarding the Company and its Subsidiaries as the Purchaser may reasonably request in order to determine what foreign antitrust requirements may exist with respect to any potential conversion of the Notes and the Company shall provide such information at the time of issuing any redemption notice pursuant to the Indenture. To the extent that any filings are necessary under the HSR Act or foreign antitrust laws in connection with the Company’s redemption of the Notes, the Company, the Purchaser and any other applicable Affiliate of the Purchaser will use reasonable efforts to cooperate in timely making or causing to be made all applications and filings as required by the law of the applicable jurisdiction. Except as provided in Section 6.06, the Purchaser shall be responsible for the payment of the filing fees associated with any such applications or filings.
Section 4.07. Board Nomination Rights.
(a) The Company agrees to appoint the two initial Bain Designees selected in accordance with Section 4.07(c) to the Board of Directors (one Bain Designee to be appointed as a Class II director with term expiring at the 2021 annual meeting of the Company’s stockholders and the other Bain Designee to be appointed as a Class III director with term expiring at the 2022 annual meeting of the Company’s stockholders) by taking all necessary action to increase the size of the Board of Directors unless there otherwise is a vacancy in the Board of Directors and in either event filling the vacancy thereby created with such individuals as soon as practicable after the Closing. The Company agrees that, subject to Section 4.07(c), the Purchaser shall have the right to nominate at each meeting or action by written consent at which a Bain Designee’s term as a director expires (or, if the stockholders of the Company fail to elect a Bain Designee standing for election to the Board of Directors, the next meeting of the Company’s stockholders at which directors are nominated for election following the expiration of such Bain Designee’s term) a nominee of the Purchaser. The Purchaser shall have a right to nominate two members to the Board of Directors for so long as the Bain Group collectively Beneficially Owns a number of shares of Company Common Stock equal to or greater than the Tier I Minimum Ownership Threshold and shall have the right to nominate one member to the Board of Directors for so long as the Bain Group collectively Beneficially Owns a number of shares of Company Common Stock that is less than Tier I Minimum Ownership Threshold but equal to or greater than the Tier II Minimum Ownership Threshold. The Purchaser shall not have a right to nominate any member to the Board of Directors during any such time as the Bain Group’s collective Beneficially Ownership of Company Common Stock is less than the Tier II Minimum Ownership Threshold. Upon ceasing to satisfy the Tier I Minimum Ownership Threshold or the Tier II Minimum Ownership Threshold, as applicable, the Purchaser shall cause the applicable Bain Designee to offer his or her resignation to the Board of Directors and upon taking office each Bain Designee shall execute an irrevocable resignation effective upon acceptance by the Board of Directors under such circumstances. Further, after the Closing, the Company shall appoint the Bain Affiliated Directors to the committees and sub-committees of the Board of Directors in the discretion of the Board of Directors. At any time when the Purchaser is entitled to nominate a member of the Board of Directors, the Purchaser may, in its sole discretion, appoint a Bain Designee as an observer to the Board of Directors (in lieu of nominating a director).

(b) Subject to the terms and conditions of this Section 4.07 and applicable law, the Company agrees to include each Bain Designee in its slate of nominees for election as directors of the Company at each of the Company’s meetings of stockholders or action by written consent at which such Bain Designee’s term as a director expires (or, if the stockholders of the Company fail to elect any Bain Designee standing for election to the Board of Directors, the next meeting of the Company’s stockholders at which directors are nominated for election following the expiration of such Bain Designee’s term) and to use its reasonable efforts to cause the election of each such Bain Designee to the Board of Directors (for the avoidance of doubt, the Company will be required to use substantially the same level of efforts and provide substantially the same level of support as is used and/or provided for the other director nominees of the Company with respect to the applicable meeting of stockholders or action by written consent). For the avoidance of doubt, failure of the stockholders of the Company to elect any Bain Designee to the Board of Directors shall not affect the right of the Purchaser to nominate directors for election pursuant to this Section 4.07 in any future election of directors. For their services to the Company, each Bain Affiliated Director shall receive compensation from the Company that is consistent (in the aggregate amount and structure of the compensation package as well as the opportunities to participate in benefit plans) with the compensation for other non-employee directors of the Company. Further, the Company shall reimburse each Bain Designee (whether designated as a board observer or elected as a Bain Affiliated Director) for its reasonable, documented out-of-pocket fees, costs, expenses and disbursements in connection with attending meetings (including participation in telephonic meetings) of the Board of Directors and of its committees or in the performance of services as requested by the Company or any of its Subsidiaries in accordance with the Company’s expense reimbursement policy applicable to all members of the Board of Directors.

(c) Each Bain Designee must be either (i) a managing director of Bain Capital Private Equity, LP or another Bain Affiliate management entity or (ii) another individual selected by the Purchaser that is approved by the Nominating and Corporate Governance Committee of the Board of Directors (or any successor thereto). As a condition to any Bain Designee’s appointment to the Board of Directors and nomination for election as a director of the Company at the Company’s annual meetings of stockholders (A) the Purchaser and each Bain Designee must in all material respects provide to the Company (1) all information reasonably requested by the Company that is required to be or customarily disclosed for directors, candidates for directors, and their affiliates and representatives in a proxy statement or other filings under applicable law or regulation or stock exchange rules or listing standards, in each case, relating to their nomination or election as a director of the Company or the Company’s operations in the ordinary course of business and (2) information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, relating to their nomination or election as a director of the Company or the Company’s operations in the ordinary course of business, with respect to the Purchaser, its Affiliates and the applicable Bain Designee, and (B) each Bain Designee must be qualified to serve as a director of the Company under the DGCL to the same extent as all other directors of the Company. The Company will make all information requests pursuant to this Section 4.07(c) in good faith in a timely manner that allows the Purchaser and each Bain Designee a reasonable amount of time to provide such information, and will cooperate in good faith with the Purchaser and each Bain Designee in connection with their efforts to provide the requested information and (C) each Bain Designee (other than a Bain Designee who is a managing director of Bain Capital Private Equity, LP or another Bain Affiliate management entity) must satisfy the requirements set forth in the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics and Insider Trading Policy (subject to Section 4.02), in each case as currently in effect (the “Specified Guidelines”) with such changes thereto (or such successor policies) as are applicable to all other directors, as are adopted in good faith by the Board of Directors, and do not by their terms adversely impact any Bain Designee relative to all other directors and as are consistent with clause (d) below (for the avoidance of doubt, no Bain Designee shall be required to qualify as an independent director under applicable stock exchange rules and federal securities laws and regulations; provided, however, if a Bain Designee does not qualify as independent, such Bain Designee shall not serve on any committee of the Board if such service violates applicable stock exchange rules, federal securities laws and regulations, and the Company’s Specified Guidelines).
(d) For so long as a Bain Affiliated Director is on the Board of Directors, (i) such Bain Affiliated Director will be subject to the Specified Guidelines, but the Company shall not implement or maintain any trading policy, equity ownership guidelines (including with respect to the use of Rule 10b5-1 plans and preclearance or notification to the Company of any trades in the Company’s securities) or similar guideline or policy with respect to the trading of securities of the Company that applies to the Purchaser or its Affiliates (including a policy that limits, prohibits or restricts the Purchaser or its Affiliates from entering into any hedging or derivative arrangements), in each case other than with respect to any Bain Affiliated Director solely in his or her individual capacity, except as provided herein, or that imposes confidentiality obligations on any Bain Affiliated Director that are inconsistent with the Confidentiality Agreement, (ii) any share ownership requirement for any Bain Designee serving on the Board of Directors will be deemed satisfied by the securities owned by the Bain Group and/or its Affiliates and under no circumstances shall any of such policies, procedures, processes, codes, rules, standards and guidelines impose any restrictions on the Bain Group’s or its Affiliates’ transfers of securities pursuant to Article V (except as otherwise provided therein with respect to Blackout Periods) and (iii) under no circumstances shall any policy, procedure, code, rule, standard or guideline applicable to the Board of Directors be violated by any Bain Designee (x) accepting an invitation to serve on another board of directors of a company whose principal line(s) of business do not compete with the principal line(s) of business of the Company or failing to notify an officer or director of the Company prior to doing so, or (y) receiving compensation from the Bain Group or any of its Affiliates, or (z) failing to offer his or her resignation from the Board of Directors except as otherwise expressly provided in this Agreement or pursuant to any majority voting policy adopted by the Board of Directors, and, in each case of (i), (ii) and (iii), it is agreed that any such policies in effect from time to time that purport to impose terms inconsistent with this Section 4.07 shall not apply to the extent inconsistent with this Section 4.07 (but shall otherwise be applicable to the Bain Designee). If the Specified Guidelines are in good faith changed in a manner that results in a Bain Designee (other than a Bain Designee who is a managing director of Bain Capital Private Equity, LP or another Bain Affiliate management entity) no longer satisfying the Specified Guidelines in all material respects (any such changes to the Specified Guidelines, a “Director Policy Change”), then the Bain Group agrees that it shall not nominate such Bain Designee at the next meeting of stockholders of the Company at which the stockholders of the Company elect the Board of Directors.

(e) Subject to the terms and conditions of this Section 4.07, if a vacancy on the Board of Directors is created as a result of a Bain Designee’s death, resignation, disqualification or removal, in each case for whatever reason, or if the Purchaser desires to nominate a different individual to replace any then-existing Bain Designee, then, at the request of the Purchaser, the Purchaser and the Company (acting through the Board of Directors) shall work together in good faith to fill such vacancy or replace such nominee as promptly as reasonably practical with a replacement Bain Designee subject to the terms and conditions hereof, and thereafter such individual shall as promptly as reasonably practical be appointed to the Board of Directors to fill such vacancy and/or be nominated as a Company nominee as a “Bain Designee” pursuant to this Section 4.07 (as applicable).
To the fullest extent permitted by the DGCL and subject to any express agreement that may from time to time be in effect, the Company agrees that any Bain Affiliated Director, the Purchaser and any other member of the Bain Group or any portfolio company thereof (collectively, “Covered Persons”) may, and shall have no duty not to, (i) invest in, carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, stockholder, equityholder or investor in any person, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Company or any of its Subsidiaries, (ii) do business with any client, customer, vendor or lessor of any of the Company or its Affiliates; and/or (iii) make investments in any kind of property in which the Company may make investments. To the fullest extent permitted by the DGCL, the Company renounces any interest or expectancy to participate in any business or investments of any Covered Person as currently conducted or as may be conducted in the future, and waives any claim against a Covered Person and shall indemnify a Covered Person against any claim that such Covered Person is liable to the Company or its stockholders for breach of any fiduciary duty solely by reason of such person’s participation in any such business or investment. The Company shall pay in advance any expenses incurred in defense of such claim as provided in this provision except to the extent that a Covered Person is determined by a final, non-appealable order of a Delaware court having competent jurisdiction (or any other judgement which is not appealed in the applicable time) that such Covered Person is not entitled to indemnification under this Section 4.07(e), in which case any such advanced expenses shall be promptly reimbursed to the Company.

The Company agrees that in the event that a Covered Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Person and (y) the Company or its Subsidiaries, the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Company or its Subsidiaries. To the fullest extent permitted by the DGCL, the Company hereby renounces any interest or expectancy in any potential transaction or matter of which the Covered Person acquires knowledge, except for any corporate opportunity which is expressly offered to a Covered Person in writing stating that such offer is intended solely for such Covered Person in his or her capacity as a member of the Board of Directors, and waives any claim against each Covered Person and shall indemnify a Covered Person against any claim, that such Covered Person is liable to the Company or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Person (A) pursues or acquires any corporate opportunity for its own account or the account of any Affiliate or other person, (B) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another person or (C) does not communicate information regarding such corporate opportunity to the Company; provided, that, in each such case, that any corporate opportunity which is expressly offered to a Covered Person in writing stating that such offer is intended solely for such Covered Person in his or her capacity as a member of the Board of Directors shall belong to the Company. The Company shall pay in advance any expenses incurred in defense of such claim as provided in this provision, except to the extent that a Covered Person is determined by a final, non-appealable order of a Delaware court having competent jurisdiction (or any other judgment which is not appealed in the applicable time) to have breached this Section 4.07(e) in which case any such advanced expenses shall be promptly reimbursed to the Company.
(f) For the avoidance of doubt, notwithstanding anything in this Agreement or the Notes to the contrary, transferees of the Notes and/or the shares of Company Common Stock (other than Affiliates of the Purchaser who sign a Joinder) shall not have any rights pursuant to this Section 4.07.
Section 4.08. VCOC Letters.  Upon request by the Purchaser, the Company shall deliver to the Purchaser at the Closing and from time to time any Affiliate of the Purchaser to whom the Purchaser’s rights and obligations under this Agreement are assigned in accordance with this Agreement a letter substantially consistent with the form thereof furnished by the Purchaser (the “VCOC Letters”).

Section 4.09. Financing Cooperation.  If requested by the Purchaser, the Company will provide the following cooperation in connection with the Purchaser obtaining any Permitted Loan: (i) subject to applicable law, using reasonable efforts to (A) remove any restrictive legends on certificates representing pledged Notes and depositing such pledged Notes in book entry form on the books of The Depository Trust Company when eligible to do so or (B) without limiting the generality of clause (A), if such Note is eligible for resale under Rule 144A, depositing such pledged Note in book entry form on the books of The Depository Trust Company or other depository with customary restrictive legends, (ii) if so requested by such lender or counterparty, as applicable, using commercially reasonable efforts to re-register the pledged Note in the name of the relevant lender, counterparty, custodian or similar party to a Permitted Loan, with respect to Permitted Loans solely as securities intermediary and only to the extent a Purchaser or its Affiliates continues to beneficially own such pledged Note, (iii) entering into an issuer agreement (an “Issuer Agreement”) with each lender with respect to such Permitted Loan in the form attached hereto as Exhibit C, and subject to the consent of the Company (which will not be unreasonably withheld or delayed), with such changes thereto as are requested by such lender, (iv) entering into customary triparty agreements with the relevant lender and the Purchaser relating to the delivery of the Notes to such lender for crediting to the relevant collateral accounts upon funding of the relevant loan and payment of the purchase price of the Purchaser, including a right for such lender as a third party beneficiary with respect to the Company’s obligation under Article II hereof to issue the Notes upon payment of the purchase price therefor in accordance with the terms of this Agreement (including satisfaction of the conditions set forth in Section 2.02(d)) and (v) such other cooperation and assistance as the Purchaser may reasonably request that will not unreasonably disrupt the operation of the Company’s business. Anything in the preceding sentence to the contrary notwithstanding, the Company’s obligation to deliver an Issuer Agreement is conditioned on (x) the Purchaser delivering to the Company a copy of the loan agreement for the Permitted Loan to which the Issuer Agreement relates and (y) the Purchaser certifying to the Company in writing that (A) the loan agreement with respect to which the Issuer Agreement is being delivered constitutes a Permitted Loan being entered into in accordance with this Agreement, the Purchaser has pledged the Notes and/or the underlying shares of Company Common Stock as collateral to the lenders under such Permitted Loan and that the execution of such Permitted Loan and the terms thereof do not violate the terms of this Agreement, (B) to the extent applicable, whether the registration rights under Article V are being assigned to the lenders under that Permitted Loan and (C) the Purchaser acknowledges and agrees that the Company will be relying on such certificate when entering into the Issuer Agreement and any inaccuracy in such certificate will be deemed a breach of this Agreement. The Purchaser acknowledges and agrees that the statements and agreements of the Company in an Issuer Agreement are solely for the benefit of the applicable lenders party thereto and that in any dispute between the Company and the Purchaser under this Agreement, the Purchaser shall not be entitled to use the statements and agreements of the Company in an Issuer Agreement against the Company. Upon request by the Purchaser, the Company shall consider in good faith any amendments to this Agreement, the Indenture or the Notes proposed by the Purchaser necessary to facilitate the consummation of a Permitted Loan transaction, and the Company shall consent to any such amendment that is not adverse in any respect to the interests of the Company (as determined in good faith by the Company), it being acknowledged that registration of the Notes for resale by the Registration Date is not adverse to the interests of the Company.

Section 4.10. Certain Tax Matters.
(a) Notwithstanding anything herein to the contrary, the Company shall have the right to deduct and withhold from any payment or distribution made with respect to the Notes (or the issuance of shares of Company Common Stock upon conversion or repurchase by the Company of the Notes) such amounts as are required to be deducted or withheld with respect to the making of such payment or distribution (or issuance) under any applicable Tax law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made. In the event the Company previously remitted any amounts to a Governmental Entity on account of Taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) on any Notes, the Company shall be entitled to offset any such amounts against any amounts otherwise payable in respect of such Notes (or the issuance of shares of Company Common Stock upon conversion or repurchase by the Company of the Notes).
(b) The Company agrees, unless otherwise required by a change in law or as required by a taxing authority following an audit or examination, (i) to treat the Notes as indebtedness for U.S. federal income tax purposes (and applicable state and local tax purposes), (ii) not to treat the Notes as a “contingent payment debt instrument” or as governed by the rules set out in Treasury Regulations Section 1.1275-4, and (iii) not to file any Tax Return or otherwise take any position inconsistent with the foregoing.
Section 4.11. Section 16 Matters.  If the Company becomes a party to a consolidation, merger or other similar transaction, or if there is any event or circumstance that may result in the Purchaser, its Affiliates and/or any Bain Affiliated Director being deemed to have made a disposition or acquisition of equity securities of the Company or derivatives thereof for purposes of Section 16 of the Exchange Act, and if any Bain Affiliated Director is serving on the Board of Directors at such time or has served on the Board of Directors during the preceding six months (i) the Board of Directors or a committee thereof composed solely of two or more “non-employee directors” as defined in Rule 16b-3 of the Exchange Act will pre-approve such acquisition or disposition of equity securities of the Company or derivatives thereof for the express purpose of exempting the Purchaser’s, its Affiliates’ and any Bain Affiliated Director’s interests (to the extent such persons may be deemed to be “directors by deputization”) in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder and (ii) if the transaction involves (A) a merger or consolidation to which the Company is a party and the Company Common Stock is, in whole or in part, converted into or exchanged for equity securities of a different issuer, (B) a potential acquisition or deemed acquisition, or disposition or deemed disposition, by the Purchaser, its Affiliates and/or any Bain Affiliated Director of equity securities of such other issuer or derivatives thereof and (C) an Affiliate or other designee of the Purchaser or its Affiliates will serve on the board of directors (or its equivalent) of such other issuer pursuant to the terms of an agreement to which the Company is a party (or if the Purchaser notifies the Company of such service a reasonable time in advance of the closing of such transactions), then if the Company requires that the other issuer pre-approve any acquisition of equity securities or derivatives thereof for the express purpose of exempting the interests of any director or officer of the Company or any of its subsidiaries in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder, the Company shall require that such other issuer pre-approve any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the interests of the Purchaser’s, its Affiliates’ and any Bain Affiliated Director’s (to the extent such persons may be deemed to be “directors by deputization” of such other issuer) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 4.12. D&O Indemnification / Insurance Priority Matters.  The Company shall enter into an indemnification agreement consistent with the form on file with the SEC with each Bain Affiliated Director. The Company acknowledges and agrees that any Bain Affiliated Directors who are partners, members, employees, advisors or consultants of any member of the Bain Group may have certain rights to indemnification, advancement of expenses and/or insurance provided by the applicable member of the Bain Group (collectively, the “Bain Indemnitors”). The Company acknowledges and agrees that the Company shall be the indemnitor of first resort with respect to any indemnification, advancement of expenses and/or insurance provided in the Company’s certificate of incorporation, bylaws and/or indemnification agreement (including Section 5.05 hereof) to any Bain Affiliated Director in his or her capacity as a director of the Company or any of its subsidiaries (such that the Company’s obligations to such indemnitees in their capacities as directors are primary and any obligation of the Bain Indemnitors to advance expenses or to provide indemnification or insurance for the same expenses or liabilities incurred by such indemnitees are secondary). Such indemnitees shall, in their capacities as directors, be entitled to all the rights to indemnification, advancement of expenses and entitled to insurance to the extent provided under (i) the certificate of incorporation and/or bylaws of the Company as in effect from time to time and/or (ii) such other agreement (including Section 5.05 hereof), if any, between the Company and such indemnitees, without regard to any rights such indemnitees may have against the Bain Indemnitors. No advancement or payment by the Bain Indemnitors on behalf of such indemnitees with respect to any claim for which such indemnitees have sought indemnification, advancement of expenses or insurance from the Company in their capacities as directors shall affect the foregoing and the Bain Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such indemnitees against the Company.
Section 4.13. Conversion Price Matters.  The Conversion Rate on the Closing Date (the “Initial Conversion Rate”) shall be 36.0360; provided, that if any event shall occur between the date hereof and the Closing Date (inclusive) that would have resulted in an adjustment to the Conversion Rate pursuant to Article 14 or Exhibit C of the Indenture if the Notes had been issued and outstanding since the date hereof, the Initial Conversion Rate and the share amounts in the table set forth in Section 14.03(e) of the Indenture shall be adjusted in the same manner as would have been required by Article 14 or Exhibit C (as applicable) of the Indenture if the Notes had been issued and outstanding since the date hereof and the Conversion Price, Initial Conversion Rate and the share amounts in the table set forth in Section 14.03(e) of the Indenture shall reflect such adjustment.

Section 4.14. Transfers of Sponsor Global Note. The Purchaser agrees that (i) except in the case of a foreclosure under a Permitted Loan pursuant to which the lender thereunder is obligated to convert the foreclosed interest in the Sponsor Global Note or exchange the foreclosed interest in the Sponsor Global Note for a Global Note other than the Sponsor Global Note, the Purchaser and its Affiliates will only transfer their interests in the Sponsor Global Note to a Third Party if such Person receives such transferred interest in a Global Note other than the Sponsor Global Note in an integral multiple of $1,000 and (ii) the Purchaser and its Affiliates may only transfer an interest in the Sponsor Global Note to an Affiliate of the Purchaser if such Affiliate continues to hold such transferred interest in the Sponsor Global Note and not any other Global Note.
Section 4.15. Par Value. While the Purchaser owns any Notes, the Company will not, without the consent of the Purchaser, increase the par value per share of the Company Common Stock to above $0.000025 per share.
Section 4.16. Voting.  The Purchaser agrees with the Company that, except with the Company’s prior written consent (a) for so long as the Purchaser is entitled to nominate at least one Bain Designee to the Board of Directors pursuant to Section 4.07, the Purchaser shall take such action (including, if applicable, through the execution of one or more written consents if stockholders of the Company are requested to vote through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Company) at each meeting of the stockholders of the Company as may be required so that all shares of issued and outstanding Company Common Stock Beneficially Owned, directly or indirectly, by it and/or by any of the Purchaser Affiliates are voted in the same manner (“for,” “against,” “withheld,” “abstain” or otherwise) as recommended by the Board of Directors to the other holders of Company Common Stock (including with respect to director elections); provided, notwithstanding the foregoing, this Section 4.16 shall not in any way restrict or otherwise limit the Purchaser or any Purchaser Affiliates from voting, directly or indirectly, any Company Common Stock Beneficially Owned “for” the election of a Bain Designee to the Board of Directors, and (b) the Purchaser shall, and shall (to the extent necessary to comply with this Section 4.16) cause the Purchaser Affiliates to, be present, in person or by proxy, at all meetings of the stockholders of the Company so that all shares of issued and outstanding Company Common Stock Beneficially Owned by it or them from time to time may be counted for the purposes of determining the presence of a quorum and voted in accordance with the preceding clause (a) at such meetings (including at any adjournments or postponements thereof). The foregoing provision shall also apply to the execution by such Persons of any written consent in lieu of a meeting of holders of shares of Company Common Stock. Notwithstanding anything to the contrary herein, nothing in this Section 4.16 shall require the Purchaser to convert its Notes.
Section 4.17. Indenture Amendments and Supplement.  For so long as the Bain Group collectively Beneficially Owns at least 50% of the Notes Beneficially Owned by the Bain Group immediately following the Closing, the Company shall not make an amendment or supplement to the Indenture or the Notes (as defined in the Indenture) of a type to which the first sentence of Section 10.02 of the Indenture applies, without the written consent of the Purchaser.

Section 4.18. Information Rights.  For so long as the Bain Group Beneficially Owns Notes representing at least 50% of the aggregate principal amount of the Notes, the Company shall:
(a)  provide the Purchaser, its Affiliates and the representatives of the foregoing with (i) the right to visit any of the offices and properties of the Company and its Subsidiaries and inspect the books and records of the Company and its Subsidiaries, in each case upon reasonable notice and at such reasonable times and as often as the Purchaser may reasonably request and (ii) such other information reasonably requested by the Purchaser in the Company’s possession related to the business, operations and financial condition of the Company and its Subsidiaries (including any projections or financial analysis prepared by or on behalf of the Company) (it being understood that the Company shall not be required to create any new projections or analyses or other reports in response to a request pursuant to this clause (ii)) ; and
(b) make appropriate officers, advisors and representatives of the Company and its Subsidiaries available periodically and at such times as reasonably requested by the Purchaser for consultation with the Purchaser, its Affiliates and the representatives of the foregoing with respect to matters relating to the business, operations and affairs of the Company and its Subsidiaries; provided that in case of clause (a) and (b) the Company shall not be obligated to provide materials, documents or information that it reasonably and in good faith considers to be a trade secret or the disclosure of which would reasonably be likely to jeopardize the attorney-client privilege between the Company and its counsel or violate applicable law.
Section 4.19. Equity Financing.
(a) No Amendments to Equity Commitment Letter. Subject to the terms and conditions of this Agreement and the Equity Commitment Letter, the Purchaser will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Equity Financing; (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Equity Financing or any other terms to the Equity Financing in a manner that would reasonably be expected to (A) delay or prevent the Closing; or (B) make the timely funding of the Equity Financing, or the satisfaction of the conditions to obtaining the Equity Financing, less likely to occur in any respect; or (iii) adversely impact the ability of the Purchaser or the Company, as applicable, to enforce its rights against Equity Provider under the Equity Commitment Letter. Any reference in this Agreement to (1) the “Equity Financing” will include the financing contemplated by the Equity Commitment Letter as amended or modified in compliance with this Section 4.19; and (2) “Equity Commitment Letter” will include such document as amended or modified in compliance with this Section 4.19.
(b) Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, the Purchaser will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Equity Financing on the terms and conditions not less favorable to the Company than described in the Equity Commitment Letter, including (i) maintain in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof; (ii) satisfy on a timely basis all conditions to funding that are applicable to the Purchaser and are within Purchaser’s control that are contained in the Equity Commitment Letter; (iii) upon the satisfaction of such conditions set forth in Section 2.02(c), consummate the Equity Financing at or prior to the Closing; (iv) comply with its obligations pursuant to the Equity Commitment Letter; and (v) enforce its rights pursuant to the Equity Commitment Letter.

Section 4.20. Last Interest Payment.  If all or any portion of a Sponsor Note is converted during the period beginning on the Interest Record Date immediately preceding the Maturity Date, any Fundamental Change Repurchase Date or the Redemption Date and ending on the Scheduled Trading Day immediately preceding the Maturity Date, Redemption Date or such Fundamental Change Repurchase Date, as applicable, the Company shall pay the holder of the Sponsor Note an amount in cash equal to the difference between (a) the amount the holder would have received if interest on the Sponsor Notes submitted for conversion had been paid in the form of a PIK Note, the holder had converted the PIK Note on the Conversion Date for such Sponsor Notes and the Company had satisfied the related Conversion Obligation for such PIK Notes by Cash Settlement and (b) the amount of cash interest paid to the holder on the Maturity Date, Fundamental Change Repurchase Date or Redemption Date, as applicable, in respect of such Sponsor Notes for the period from the Interest Payment Date immediately preceding the Maturity Date, Fundamental Change Repurchase Date or Redemption Date to the Maturity Date, Fundamental Change Repurchase Date or Redemption Date, as applicable.
Section 4.21. Legends.  Unless otherwise requested in writing by the Purchaser, the Company shall cause the legend required to be affixed on each certificate evidencing a Note pursuant to Section 2.04 of the Indenture not to be removed from such certificate until the one year anniversary of the last date on which a Sponsor Note was outstanding.
ARTICLE V

REGISTRATION RIGHTS
Section 5.01. Registration Statement.
(a) The Company will use reasonable efforts to prepare and file and use reasonable efforts to cause to be declared effective or otherwise become effective pursuant to the Securities Act, (x) for the registration of resales of the Company Common Stock, as soon as reasonably practicable following the Closing Date and (y) for all other registration requests, as soon as reasonably practicable following a written request of the Purchaser, a Registration Statement or post-effective amendment to an existing Registration Statement pursuant to the Securities Act in order to provide for resales of Registrable Securities to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, which Registration Statement will (except to the extent the SEC objects in written comments upon the SEC’s review of such Registration Statement) include such plan of distribution requested by Purchaser. The Company shall not register the resale of the Notes unless and until requested in writing by the Purchaser. If such Registration Statement or the post-effective amendment to an existing Registration Statement is not effective upon filing, the Company shall use commercially reasonable efforts to cause such Registration Statement or post-effective amendment to be declared effective or otherwise become effective pursuant to the Securities Act (such date, the “Registration Date”). In addition, the Company will from time to time, after the initial Registration Statement has been declared effective, use reasonable efforts to file such additional Registration Statements to cover resales of any Registrable Securities that are not registered for resale pursuant to a pre-existing Registration Statement and will use its reasonable efforts to cause such Registration Statement to be declared effective or otherwise to become effective under the Securities Act and, subject to Section 5.02, will use its reasonable efforts to keep the Registration Statement continuously effective under the Securities Act at all times until the Registration Termination Date. Any Registration Statement filed pursuant to this Article V shall cover only Registrable Securities, shall be on Form S-3 (or a successor form) if the Company is eligible to use such form and shall be an automatically effective Registration Statement if the Company is a WKSI (in which case, the Registration Statement may request registration of an unspecified amount of Registrable Securities to be sold by unspecified holders).

(b) Subject to the provisions of Section 5.02 and further subject to the availability of a Registration Statement on Form S-3 (or any successor form thereto) to the Company pursuant to the Securities Act and the rules and interpretations of the SEC, the Company will use its reasonable efforts to keep the Registration Statement (or any replacement Registration Statement) continuously effective until the earlier of (such earlier date, the “Registration Termination Date”): (i) the date on which all Registrable Securities covered by the Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Registration Statement and (ii) there otherwise cease to be any Registrable Securities.
(c) From and after the date hereof until the Registration Termination Date, the Company shall use its reasonable efforts to maintain eligibility to be able to file and use a Registration Statement on Form S-3 (or any successor form thereto). Notwithstanding anything herein to the contrary, during such period of time from and after the Registration Date that the Company ceases to be eligible to file or use a Registration Statement on Form S-3 (or any successor form thereto), upon the written request of any holder or holders of Registrable Securities, the Company shall use its reasonable efforts to file a Registration Statement on Form S-1 (or any successor form) under the Securities Act covering the Registrable Securities of the requesting party or parties, as applicable, and use reasonable efforts to cause such Registration Statement to be declared effective pursuant to the Securities Act as soon as reasonably practicable after filing thereof and file and cause to become effective such amendments thereto as are necessary in order to keep such Registration Statement continuously available. Each such written request must specify the amount and intended manner of disposition of such Registrable Securities; provided, that the minimum amount of such Registrable Securities shall be $75,000,000. When the Company regains the ability to file a Registration Statement on Form S-3 covering the Registrable Securities it shall as promptly as practicably do so in accordance with Section 5.01(a).
Section 5.02. Registration Limitations and Obligations.
(a) Subject to Section 5.01, the Company will use reasonable efforts to prepare such supplements or amendments (including a post-effective amendment), if required by applicable law, to each applicable Registration Statement and file any other required document so that such Registration Statement will be Available at all times during the period for which such Registration Statement is, or is required pursuant to this Agreement to be, effective; provided, that no such supplement, amendment or filing will be required during a Blackout Period. In order to facilitate the Company’s determination of whether to initiate a Blackout Period, the Purchaser shall give the Company notice of a proposed sale of Registrable Securities pursuant to the Registration Statement at least two (2) Business Days (or, if two Business Days is not practicable, one (1) Business Day) prior to the proposed date of sale (which notice shall not bind the Purchaser to make any sale).

(b) Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, from time to time, by providing written notice to the holders of Registrable Securities, to require such holders of Registrable Securities to suspend the use of the prospectus for sales of Registrable Securities under the Registration Statement during any Blackout Period; provided, if the Purchaser and/or any of its Affiliates is or are the only party or parties with rights under this Article V and a Bain Affiliated Director is serving on the Board of Directors, then no notice shall be required for a Blackout Period described in clause (i) of the definition thereof and all holders of Registrable Securities shall be deemed to have knowledge of such Blackout Period; provided, further, for purposes of this Section 5.02, the Company shall only be obligated to provide written notice to any holder or Beneficial Owner of Registrable Securities of any such Blackout Period, or the certificate described in the following sentence, if such holder or Beneficial Owner has specified in writing (including by electronic mail) to the Company for purposes of receiving such notice such holder’s or Beneficial Owner’s address (including electronic mail), contact and fax number information. No sales may be made under the applicable Registration Statement during any Blackout Period (with respect to clause (ii) of the definition thereof, of which the holders of Registrable Securities have or are deemed to have received notice). In the event of a Blackout Period under clause (ii) of the definition thereof, the Company shall (x) deliver to the holders of Registrable Securities a certificate signed by the chief executive officer, chief financial officer or general counsel of the Company confirming that the conditions described in clause (ii) of the definition of Blackout Period are met (but which certificate need not specify the nature of the event causing such conditions to have been met), which certificate shall contain an approximation of the anticipated delay, and (y) notify each holder of Registrable Securities promptly upon each of the commencement and the termination of each Blackout Period, which notice of termination shall be delivered to each holder of Registrable Securities no later than the close of business of the last day of the Blackout Period. In connection with the expiration of any Blackout Period and without any further request from a holder of Registrable Securities, the Company to the extent necessary and as required by applicable law shall as promptly as reasonably practicable prepare supplements or amendments, including a post-effective amendment, to the Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that the Registration Statement will be Available. A Blackout Period described in clause (ii) of the definition thereof shall be deemed to have expired when the Company has notified the holders of Registrable Securities that the Blackout Period is over and the Registration Statement is Available. Notwithstanding anything in this Agreement to the contrary, the absence of an Available Registration Statement at any time from and after the Registration Date shall be considered a Blackout Period described in clause (ii) of the definition thereof and subject to the limitations therein, except to the extent such absence occurs during (and does not extend beyond) a Blackout Period described in clause (i) of the definition thereof. For avoidance of doubt, upon expiration of a Blackout Period described in clause (i) of the definition thereof, any additional duration of a Blackout Period will be deemed to a Blackout Period described in clause (ii) of the definition thereof and subject to the limitations therein.

(a) At any time that a Registration Statement is effective and prior to the Registration Termination Date, if a holder of Registrable Securities (an “Initiating Holder”) delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to sell at least $75,000,000 of Registrable Securities held by such holder (provided that, if the Purchaser and its Affiliates do not own at least $75,000,000 of Registrable Securities, they shall be permitted to deliver a Take-Down Notice to sell all of the Registrable Securities held by them (but such amount may not in any case be less than $25,000,000 of Registrable Securities)), in each case, pursuant to the Registration Statement, then, the Company shall amend or supplement the Registration Statement as may be necessary and to the extent required by law so that the Registration Statement remains Available in order to enable such Registrable Securities to be distributed in an Underwritten Offering or in such other manner as requested by the Purchaser. In connection with any Underwritten Offering of Registrable Securities for which a holder delivers a Take-Down Notice and satisfies the dollar thresholds set forth in the first sentence above and the Take-Down Notice contemplates a Marketed Underwritten Offering, the Company will use reasonable efforts to cooperate and make its senior officers available for participation in such marketing efforts (which marketing efforts will not, for the avoidance of doubt, include a “road show” requiring such officers to travel outside of the city in which they are primarily located). The Initiating Holder shall have the right hereunder to, in its sole discretion: (i) select the underwriter(s) for each Underwritten Offering, (ii) determine the pricing of the Registrable Securities offered pursuant to any such Registration Statement, including the underwriting discount and fees payable to the underwriters in such Underwritten Offering, as well as any other financial terms, (iii) determine the timing of any such registration and sale and (iv) determine the total number of Registrable Securities that can be included in such Underwritten Offering in consultation with the managing underwriters (collectively, the “Offering Terms”). Without the consent of the applicable holder of Registrable Securities subject to an Underwritten Offering, no Underwritten Offering pursuant to this Agreement shall include any securities other than Registrable Securities.
(b) In addition to the registration rights provided in Section 5.01(c) and the indemnification provisions in Section 5.05, holders of the Notes shall have analogous rights to indemnification and to sell such securities in a marketed offering under Rule 144A under the Securities Act through one or more initial purchasers, using procedures that are substantially equivalent to those specified in Section 5.02, Section 5.03 and Section 5.05, as applicable. The Company agrees to use its reasonable efforts to cooperate to effect any such sales under such Rule 144A. Nothing in this Section 5.02(b) shall impose any additional or more burdensome obligations on the Company than would apply under Section 5.02 and Section 5.03, in each case, mutatis mutandis in respect of a registered Underwritten Offering, or require that the Company take any actions that it would not be required to take in an Underwritten Offering of such Notes.
(c) Notwithstanding anything herein to the contrary, (i) if holders of Registrable Securities engage or propose to engage in a “distribution” (as defined in Regulation M under the Exchange Act) of Registrable Securities, such holders shall discuss the timing of such distribution with the Company reasonably prior to commencing such distribution, and (ii) such distribution must not be for less than $75,000,000 of Registrable Securities held by such holders (provided that, if collectively the Purchaser and its Affiliates do not own at least $75,000,000 of Registrable Securities, they shall be permitted to engage in such distribution with respect to all of the Registrable Securities held by them (for so long as they hold collectively at least $25,000,000 of Registrable Securities)).

(d) In connection with a distribution of Registrable Securities in which a holder of Registrable Securities is selling at least $100,000,000 of Registrable Securities including pursuant to Rule 144A, the Company shall and shall cause each of its officers and directors, to the extent requested by Purchaser, the managing underwriter(s) or initial purchasers, as applicable, of such a distribution, be subject to a restricted period of the same length of time as such holder agrees with the managing underwriter(s) (but not to exceed 30 days) during which the Company and its officers and directors may not offer, sell or grant any option to purchase Company Common Stock (in the case of an offering of Company Common Stock or securities convertible or exchangeable for Company Common Stock) and any debt securities (in the case of an offering of debt securities) of the Company, subject to customary carve-outs that include, but are not limited to, (i) issuances pursuant to the Company’s employee or director stock plans and issuances of shares upon the exercise of options or other equity awards under such stock plans and (ii) in connection with acquisitions, joint ventures and other strategic transactions.
Section 5.03. Registration Procedures.
(a) In connection with the registration of any Registrable Securities under the Securities Act and in connection with any distribution of Registrable Securities pursuant thereto as contemplated by this Agreement (including any sale referred to in any Take Down Notice), or any analogous Rule 144A offering pursuant to Section 5.02(b), the Company shall as promptly as reasonably practicable, subject to the other provisions of this Agreement:
(i) subject to the provisions of Section 5.01(a), use reasonable efforts to prepare and file with the SEC a Registration Statement to effect such registration in accordance with the intended method or methods of distribution of such securities and thereafter use reasonable efforts to cause such Registration Statement to become and remain effective pursuant to the terms of this Article V; provided, however, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the Registration Statement relating thereto; provided, further, that before filing such registration statement or any amendments or supplements thereto, including any prospectus supplements in connection with a sale referred to in a Take-Down Notice (but excluding amendments and supplements that do nothing more than name Selling Holders (as defined below) and provide information with respect thereto), the Company will furnish to the holders which are including Registrable Securities in such registration (“Selling Holders”) and the lead managing underwriter(s), if any, copies of all such documents proposed to be filed, which documents will be subject to the review and reasonable comment (which comments will be considered in good faith by the Company) of the counsel (if any) to such holders and counsel (if any) to such underwriter(s), and other documents reasonably requested by any such counsel, including any comment letters from the SEC, and, if requested by any such counsel, provide such counsel and the lead managing underwriter(s), if any, reasonable opportunity to participate in the preparation of such Registration Statement and each prospectus (including any prospectus supplement) included or deemed included therein and such other opportunities to conduct a customary and reasonable due diligence investigation (in the context of a registered underwritten offering) of the Company, including reasonable access to (including responses to any reasonable inquiries by the lead managing underwriter(s) and their counsel) the Company’s books and records, officers, accountants and other advisors, provided that the same occurs during normal business hours after reasonable notice and is not disruptive to the business of the Company; provided that such persons shall first agree in writing with the Company that any information that is reasonably designated by the Company as confidential at the time of delivery shall be kept confidential by such persons subject to customary exceptions;

(ii) at or before any Registration Statement is declared or otherwise becomes effective, upon request by the Purchaser, qualify the Indenture under the Trust Indenture Act of 1939, as amended, and appoint a new trustee under the Indenture to the extent such qualification requires the appointment of a new trustee thereunder;
(iii) subject to Section 5.02, prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary and to the extent required by applicable law to keep such Registration Statement effective and Available pursuant to the terms of this Article V;
(iv) if requested by the lead managing underwriter(s), promptly include in a prospectus supplement or post-effective amendment such information as the lead managing underwriter(s), if any, and such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment as soon as reasonably practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 5.03(a)(iv) that are not, in the opinion of counsel for the Company, in compliance with applicable law;
(v) furnish to the Selling Holders and each underwriter, if any, of the securities being sold by such Selling Holders such number of conformed copies of such Registration Statement and of each amendment and supplement thereto, such number of copies of the prospectus and any prospectus supplement contained in or deemed part of such Registration Statement (including each preliminary prospectus supplement) and each free writing prospectus (as defined in Rule 405 of the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such Selling Holders and underwriter(s), if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Selling Holders;

(vi) use reasonable efforts to cause such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed, and to apply for any necessary “CUSIPs” or analogous codes to identify such securities;
(vii) use reasonable efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;
(viii) as promptly as practicable notify in writing the holders of Registrable Securities and the underwriters, if any, of the following events: (A) the filing of the Registration Statement, any amendment thereto, the prospectus or any prospectus supplement related thereto or post-effective amendment to such Registration Statement or any Free Writing Prospectus utilized in connection therewith, and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the SEC or any other U.S. or state governmental authority for amendments or supplements to such Registration Statement or the prospectus; (C) the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings by any person for that purpose; (D) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; (E) if at any time the representations and warranties of the Company contained in any agreement (including any underwriting agreement) related to such registration cease to be true and correct in any material respect; and (F) upon the happening of any event that makes any statement made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of such Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, in the case of clause (F), that such notice need not include the nature or details concerning such event;
(ix) use reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of such Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest reasonable practicable date, except that the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation or as a dealer in securities in any jurisdiction wherein it would not but for the requirements of this clause (ix) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(x) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority, Inc.; and
(xi) prior to any public offering of Registrable Securities, use reasonable efforts to register or qualify or cooperate with the Selling Holders in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the applicable state securities or “blue sky” laws of those jurisdictions within the United States as any holder reasonably requests in writing to keep each such registration or qualification (or exemption therefrom) effective until the Registration Termination Date; provided, that the Company will not be required to (A) qualify generally to do business as a foreign corporation or as a dealer in securities in any jurisdiction wherein it would not but for the requirements of this clause (xi) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;
(xii) use reasonable efforts to cooperate with the holders to facilitate the timely preparation and delivery of certificates or book-entry securities representing Registrable Securities to be delivered to a transferee pursuant to the Registration Statements, which certificates or book-entry securities shall be free, to the extent permitted by the Indenture and applicable law, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such holders may request in writing; and in connection therewith, if required by the Company’s transfer agent, the Company will promptly after the effectiveness of the Registration Statement cause to be delivered to its transfer agent when and as required by such transfer agent from time to time, any authorizations, certificates, directions and other evidence required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without legend upon sale by the holder of such shares of Registrable Securities under the Registration Statement; and
(xiii) agrees with each holder of Registrable Securities that, in connection with any Underwritten Offering or other resale pursuant to the Registration Statement in accordance with the terms hereof, it will use reasonable efforts to negotiate in good faith and execute all customary indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements (in each case on terms reasonably acceptable to the Company), including using reasonable efforts to procure customary legal opinions and auditor “comfort” letters.

(b) The Company may require each Selling Holder and each underwriter, if any, to (i) furnish the Company in writing such information regarding each Selling Holder or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing to complete or amend the information required by such Registration Statement and/or any other documents relating to such registered offering, and (ii) execute and deliver, or cause the execution or delivery of, and to perform under, or cause the performance under, any agreements and instruments reasonably requested by the Company to effectuate such registered offering, including, without limitation, opinions of counsel and questionnaires. If the Company requests that the holders of Registrable Securities take any of the actions referred to in this Section 5.03(b), such holders shall take such action promptly and as soon as reasonably practicable following the date of such request.
(c) Each Selling Holder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clauses (B), (C), (D), (E) and (F) of Section 5.03(a)(viii), such Selling Holder shall forthwith discontinue such Selling Holder’s disposition of Registrable Securities pursuant to the applicable Registration Statement and prospectus relating thereto until such Selling Holder is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus. The Company shall use reasonable efforts to cure the events described in clauses (B), (C), (D), (E) and (F) of Section 5.03(a)(viii) so that the use of the applicable prospectus may be resumed at the earliest reasonably practicable moment.
Section 5.04. Expenses.  The Company shall pay all Registration Expenses in connection with a registration pursuant to this Article V; provided that each holder of Registrable Securities participating in an offering shall pay all applicable underwriting discounts and commissions, agency fees, brokers’ commissions and transfer taxes, if any, on the Registrable Securities sold by such holder, and similar charges.
Section 5.05. Registration Indemnification.
(a) The Company agrees, without limitation as to time, to indemnify and hold harmless, to the fullest extent permitted by law, each Selling Holder and its Affiliates and their respective officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys, advisors and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Selling Holder or such other indemnified Person and the officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys, advisors and agents of each such controlling Person, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such underwriter (collectively, the “Indemnified Persons”), from and against all losses, claims, damages, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), judgments, fines, penalties, charges and amounts paid in settlement (collectively, the “Losses”), as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, prospectus or preliminary prospectus or Free Writing Prospectus, in each case related to such Registration Statement, or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (without limitation of the preceding portions of this Section 5.05(a)) will reimburse each such Selling Holder, each of its Affiliates, and each of their respective officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys, advisors and agents and each such Person who controls each such Selling Holder and the officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys, advisors and agents of each such controlling Person, each such underwriter and each such Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, except insofar as the same are caused by any information regarding a holder of Registrable Securities or underwriter furnished in writing to the Company by any such person or any selling holder or underwriter expressly for use therein.

(b) In connection with any Registration Statement in which a Selling Holder is participating, without limitation as to time, each such Selling Holder shall, severally and not jointly, indemnify the Company, its directors and officers, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company, from and against all Losses, as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of material fact contained in the Registration Statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (without limitation of the preceding portions of this Section 5.05(b)) will reimburse the Company, its directors and officers and each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, in each case solely to the extent, but only to the extent, that such untrue statement or omission is made in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information regarding the Selling Holder furnished to the Company by such Selling Holder for inclusion in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto.
(c) Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure to provide such notice on a timely basis.
(d) In any case in which any such action is brought against any indemnified party, the indemnified party shall promptly notify in writing the indemnifying party of the commencement thereof, and the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and acknowledging the obligations of the indemnifying party with respect to such proceeding, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party or a conflict of interest otherwise exists or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or would reasonably be expected to be materially prejudiced by such delay, in either event the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining one separate legal counsel (for the avoidance of doubt, for all indemnified parties in connection therewith)). For the avoidance of doubt, notwithstanding any such assumption by an indemnifying party, the indemnified party shall have the right to employ separate counsel in any such matter and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party except as provided in the previous sentence. An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (x) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such claim or proceeding, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party and (z) is settled solely for cash for which the indemnified party would be entitled to indemnification hereunder. The failure of an indemnified party to give notice to an indemnifying party of any action brought against such indemnified party shall not relieve the indemnifying party of its obligations or liabilities pursuant to this Agreement, except to the extent such failure adversely prejudices the indemnifying party.

(e) The indemnification provided for under this Agreement shall survive the sale or other transfer of the Registrable Securities and the termination of this Agreement.
(f) If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation that does not take into account the equitable considerations referred to in the immediately preceding sentence. Notwithstanding any other provision of this Agreement, no holder of Registrable Securities shall be required to indemnify or contribute, in the aggregate, any amount in excess of its net proceeds from the sale of the Registrable Securities subject to any actions or proceedings over the amount of any damages, indemnity or contribution that such holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation.

(g) The indemnification and contribution agreements contained in this Section 5.05 are in addition to any liability that the indemnifying party may have to the indemnified party and do not limit other provisions of this Agreement that provide for indemnification.
Section 5.06. Facilitation of Sales Pursuant to Rule 144.  For as long as the Purchaser or its Affiliates or any lender under any Permitted Loan Beneficially Owns Notes or any Company Common Stock issued or issuable upon conversion thereof, to the extent it shall be required to do so under the Exchange Act, the Company shall use reasonable efforts to timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144) and submit all required Interactive Data Files (as defined in Rule 11 of Regulation S-T of the Commission), and shall use reasonable efforts to take such further necessary action as any holder of Subject Securities may reasonably request in connection with the removal of any restrictive legend on the Subject Securities being sold, all to the extent required from time to time to enable such holder to sell the Subject Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144.
ARTICLE VI

MISCELLANEOUS
Section 6.01. Survival of Representations and Warranties.  All covenants and agreements contained herein, other than those which by their terms apply in whole or in part after the Closing (which shall survive the Closing), shall terminate as of the Closing; provided nothing herein shall relieve any party of liability for any breach of such covenant or agreement before it terminated. Except for the warranties and representations contained in clauses (a), (b), (c), (d), (e) and (f)(i) of Section 3.01 and the representations and warranties contained in Section 3.02, which shall survive the Closing indefinitely, the warranties and representations made herein shall survive for one (1) year following the Closing Date and shall then expire; provided that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration.

Section 6.02. Notices  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by facsimile, sent by overnight courier or sent via email (with receipt confirmed) as follows:
(a)	If to the Purchaser, to:

c/o Bain Capital Private Equity, LP
200 Clarendon Street
Boston, Massachusetts 02116
Attention: David M. Hutchins
Fax: [***]
Email: [***]

With a copy (which shall not constitute actual or constructive notice) to:

Ropes & Gray LLP
Three Embarcadero Center
San Francisco, CA 94111-4006
Attention: Thomas Holden
Fax: +1 (415) 315 4823
Email: Thomas.Holden@ropesgray.com

(b)	If to the Company, to:

Nutanix, Inc.
1740 Technology Drive, Suite 150
San Jose, CA 95110
Attention: Chief Legal Officer and Chief Financial Officer
Fax: (408) 490-2794
Phone: (855) 688-2649

With a copy (which shall not constitute actual or constructive notice) to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Attention: Jeffrey D. Saper
Michael A. Occhiolini
Bradley L. Finkelstein
Email: jsaper@wsgr.com
mocchiolini@wsgr.com
bfinkelstein@wsgr.com

or to such other address or addresses as shall be designated in writing. All notices shall be deemed effective (a) when delivered personally (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise), (b) when sent by facsimile (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise) or (c) one (1) Business Day following the day sent by overnight courier.
Section 6.03. Entire Agreement; Third Party Beneficiaries; Amendment.  This Agreement, together with the Confidentiality Agreement, sets forth the entire agreement between the parties hereto with respect to the Transactions, and is not intended to and shall not confer upon any person other than the parties hereto, their successors and permitted assigns any rights or remedies hereunder, provided that (i) Section 5.05 shall be for the benefit of and fully enforceable by each of the Indemnified Persons and (ii) Section 6.12 shall be for the benefit of and fully enforceable by each of the Specified Persons. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.
Section 6.04. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute any original, but all of which together shall constitute one and the same document. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.
Section 6.05. Public Announcements.  No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by the Purchaser or its Affiliates without the prior written approval of the Company, unless required by law (based on the advice of counsel) in which case the Company shall have the right to review and reasonably comment on such press release, announcement or communication prior to issuance, distribution or publication. Notwithstanding the foregoing (but subject to the terms of the Confidentiality Agreement), the Purchaser and its Affiliates shall not be restricted from (a) making any filings and disclosures required under applicable laws (including Sections 13 and 16 of the Exchange Act) and (b) communicating with their respective investors and potential investors in connection with marketing, informational or reporting activities; provided that in the case of clause (b), the recipient of such information is subject to a customary obligation to keep such information confidential. The Company may issue or make one or more press releases or public announcements (in which case the Purchaser shall have the right to review and reasonably comment on such press release, announcement or communication prior to issuance, distribution or publication) and may file this Agreement with the SEC and may provide information about the subject matter of this Agreement in connection with equity or debt issuances, share repurchases, or marketing, informational or reporting activities.

Section 6.06. Expenses.  The Company shall reimburse the Purchaser for its reasonable documented out-of-pocket fees and expenses, including fees and expenses of Purchaser’s attorneys and other advisors incurred in connection with this Agreement and the Transactions not in excess of an aggregate amount equal to $1,500,000.
Section 6.07. Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Company’s successors and assigns and the Purchaser’s successors and assigns, and no other person; provided, that neither the Company nor the Purchaser may assign its respective rights or delegate its respective obligations under this Agreement, whether by operation of law or otherwise, and any assignment by the Company or the Purchaser in contravention hereof shall be null and void; provided, that (i) prior to the Closing the Purchaser may assign all of its rights and obligations under this Agreement and the Confidentiality Agreement or any portion thereof to one or more Bain Affiliates who execute and deliver to the Company a Joinder and any such assignee who executes and delivers to the Company a Joinder shall be deemed a Purchaser hereunder and have all the rights and obligations of a Purchaser; provided that no such assignment will relieve the Purchaser of its obligations hereunder or under the Confidentiality Agreement, (ii) any Bain Affiliate who after the Closing Date executes and delivers a Joinder and is a permitted transferee of any Notes or shares of Company Common Stock shall be deemed a Purchaser hereunder and have all the rights and obligations of a Purchaser, (iii) if the Company consolidates or merges with or into any Person and the Company Common Stock is, in whole or in part, converted into or exchanged for securities of a different issuer in a transaction that does not constitute a Change in Control, then as a condition to such transaction the Company will cause such issuer to assume all of the Company’s rights and obligations under this Agreement in a written instrument delivered to the Purchaser, and (iv) the rights of a holder of Registrable Securities under Article V may be transferred but only together with Subject Securities (x) in a transfer of (1) Notes or Other Notes in an aggregate principal amount of at least $75,000,000 and (2) Company Common Stock or other Subject Securities issued or issuable upon conversion or repurchase by the Company of at least $75,000,000 in aggregate principal amount of Notes, (y) to an Affiliate of the transferor that executes and delivers to the Company a Joinder (subject to 4.02(a)), or (z) to a lender in connection with a Permitted Loan. For the avoidance of doubt, no Third Party to whom any of the Notes or shares of Company Common Stock are transferred shall have any rights or obligations under this Agreement except (and then only to the extent of) any rights and obligations under Article V to the extent transferable in accordance with this Section 6.07. Notwithstanding anything to the contrary set forth herein, the Purchaser may without the consent of any other party grant powers of attorney, operative only upon an event of default of the Company in respect of its obligations under Article II to issue the Notes upon payment of the purchase price therefor in accordance with the terms of this Agreement (including satisfaction of the conditions set forth in Section 2.02(d)), to any lender under any Permitted Loan to act on behalf of the Purchaser to enforce such obligation.
Section 6.08. Governing Law; Jurisdiction; Waiver of Jury Trial.
(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 6.08(a), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 6.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

(b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6.08.
Section 6.09. Severability.  If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of, any of the Transactions is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.
Section 6.10. Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it, whether in law or equity) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
(b) In the event that any suit or action is instituted to enforce any provisions in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement (collectively, the “Enforcement Costs”), including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals; provided, however, that in no event shall the amount of the Enforcement Costs reimbursable or recoverable by the prevailing party hereunder exceed $1,500,000 in the aggregate.
Section 6.11. Headings.  The headings of Articles and Sections contained in this Agreement are for reference purposes only and are not part of this Agreement.
Section 6.12. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against the entities that are expressly named as parties hereto and their respective successors and assigns (including any Person that executes and delivers a Joinder). Except as set forth in the immediately preceding sentence, no past, present or future director, officer, employee, incorporator, member, partners, stockholder, Affiliate, agent, attorney, advisor or representative of any party hereto (collectively, the “Specified Persons”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.
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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

NUTANIX, INC.

By:	/s/ Dheeraj Pandey
Name: Dheeraj Pandey
Title: Chief Executive Officer and Chairman

[Signature Page to Investment Agreement]

BCPE NUCLEON (DE) SPV, LP

By: BCPE Nucleon (DE) SPV (GP), LLC
Its: General Partner

By:	/s/ Max de Groen
Name: Max de Groen
Title: Authorized Signatory

[Signature Page to Investment Agreement]